                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                    INTERSTATE NATIONAL DEALER SERVICES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         Common Stock, par value $0.01

         (2) Aggregate number of securities to which transaction applies:

         2,974,016 shares of common stock, par value $0.01 per share (does not include shares of common stock issuable upon exercise of options and warrants that are being retired in connection with the proposed transaction).

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



      Shares Proposed to be Purchased                        $17,844,096
      Options/ Warrants Proposed to be Retired                 1,277,663
                                                             -----------
                                                             $19,121,759
                                                               0.000092x

                                                               $1,759.20
                                                               =========

           (4) Proposed maximum aggregate value of transaction:

           $19,121,759

           (5) Total fee paid:

           $1,759,20

[X] Fee paid previously with preliminary materials. *

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


          (1) Amount Previously Paid:
              ----------------------------------------------------------

          (2) Form, Schedule or Registration Statement No.:
              ----------------------------------------------------------


          (3) Filing Party:
              ----------------------------------------------------------


          (4) Date Filed:
              ----------------------------------------------------------



* Fee was paid in connection with the filing of the Schedule 13E-3 (File No. 5-47602) that was filed in connection with this Schedule 14A

                    INTERSTATE NATIONAL DEALER SERVICES, INC.
                               THE OMNI, SUITE 700
                          333 EARLE OVINGTON BOULEVARD
                            UNIONDALE, NEW YORK 11553

                                                               December 6, 2002

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Interstate National Dealer Services, Inc. ("Interstate"), which will be held on January 8, 2003, beginning at 10:00 a.m. at the Long Island Marriott, 101 Doolittle Boulevard, Uniondale, New York, 11553.

     At the meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 26, 2002, between Interstate and CHL Holdings Corp. CHL is owned by Cindy H. Luby, our President and Chief Operating Officer. Under that agreement, CHL will be merged with Interstate, with Interstate as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Interstate common stock, other than shares held by Chester J. Luby, Cindy H. Luby, Joan Luby and CHL, and by stockholders who exercise their appraisal rights, will be entitled to receive $6.00 per share in cash, without interest and less withholding taxes, if any. After the merger, members of the Luby family will be the sole stockholders of Interstate. Therefore, all other stockholders of Interstate will not participate in any future earnings and growth of Interstate.

     APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF ADOPTING THE MERGER AGREEMENT. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. IF WE DO NOT OBTAIN THE REQUISITE MAJORITY, THE MERGER AGREEMENT WILL NOT BE APPROVED AND YOU WILL NOT RECEIVE $6.00 PER SHARE.

     Details of the merger are discussed in the enclosed Proxy Statement, the forepart of which includes certain questions and answers relating to the proposed transaction as well as a summary of the principal terms. Please read these materials carefully. A special committee of our board of directors, consisting of the three directors who are neither employees of Interstate nor affiliated with CHL or any of its stockholders, has unanimously recommended to Interstate's board of directors that the merger be approved. The special committee engaged Legg Mason Wood Walker, Incorporated to act as its financial advisor. Legg Mason rendered its opinion that the cash merger consideration of $6.00 per share is fair from a financial point of view to Interstate's unaffiliated stockholders. The opinion of Legg Mason is attached as Annex B to the enclosed Proxy Statement.

     The special committee and the board of directors believe that the terms of the merger are fair to Interstate's stockholders other than CHL and the Luby family and recommend that the stockholders approve the merger. Our five member board of directors includes Chester J. Luby and Cindy H. Luby who have conflicts of interest in connection with this recommendation. Therefore, neither of them participated in the vote on the merger and the three directors constituting the special committee were the only directors who voted on the merger.

IT IS VERY IMPORTANT TO US THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE BY TELEPHONE BY CALLING THE TOLL FREE TELEPHONE NUMBER ON YOUR PROXY CARD OR VIA THE INTERNET AT THE WEBSITE INDICATED ON YOUR PROXY CARD. ANY OF THESE ACTIONS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                                             Sincerely,

                                             Chester J. Luby
                                             Chairman

                    INTERSTATE NATIONAL DEALER SERVICES, INC.

                ----------------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JANUARY 8, 2003

                ----------------------------------------------

     A special meeting of stockholders of Interstate National Dealer Services, Inc. ("Interstate" or the "Company") will be held at the Long Island Marriott, 101 Doolittle Boulevard, Uniondale, New York 11553 on January 8, 2003, at 10:00 a.m., local time, for the following purposes:

     A. To consider and vote on a proposal to approve the Agreement and Plan of Merger by and between Interstate and CHL Holdings Corp., a Delaware corporation ("CHL"), pursuant to which CHL will be merged with and into Interstate and each stockholder of Interstate (other than Chester
          J. Luby, Joan Luby and Cindy H. Luby and any entity controlled by them, including CHL, and other than stockholders who are entitled to and have perfected their appraisal rights) will become entitled to receive $6.00 in cash for each outstanding share of common stock, $.01 par value, of Interstate owned immediately prior to the effective time of the merger. A copy of the Agreement and Plan of Merger dated as of September 26, 2002 is attached as Annex A to and is described in the accompanying Proxy Statement.

     B. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or postponements thereof.

     The Board of Directors has fixed November 27, 2002 as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE CHECK THE BOX PROVIDED ON THE ENCLOSED PROXY CARD.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD, OR VOTE VIA THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.



                                 By Order of the Board of Directors



                                 Zvi D. Sprung
                                 Secretary



December 6, 2002
Uniondale, New York

                    INTERSTATE NATIONAL DEALER SERVICES, INC.
                               THE OMNI, SUITE 700
                          333 EARLE OVINGTON BOULEVARD
                            UNIONDALE, NEW YORK 11553


                                 PROXY STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS

                                 JANUARY 8, 2003

                                  INTRODUCTION


     We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of Interstate National Dealer Services, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's issued and outstanding shares of common stock, $.01 par value per share, to be exercised at a Special Meeting of Stockholders to be held on January 8, 2003 at the Long Island Marriott, 101 Doolittle Boulevard, Uniondale, New York 11553 at 10:00 a.m. local time, and any adjournment(s) or postponement(s) of such meeting, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

     This Proxy Statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about December 6, 2002.










NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS



QUESTIONS AND ANSWERS ABOUT THE MERGER ................................................     1
SUMMARY TERM SHEET ....................................................................     4
 Time, Place, Date ....................................................................     4
 Purpose Of The Special Meeting .......................................................     4
 Record Date; Voting At The Meeting; Quorum ...........................................     4
 Required Vote ........................................................................     4
 The Parties ..........................................................................     4
 Certain Effects Of The Merger ........................................................     5
 Recommendation Of The Special Committee ..............................................     5
 Board Of Directors' Recommendation To Stockholders ...................................     6
 CHL's and the Continuing Stockholders' Purpose, Reasons And Other Considerations
   For The Merger .....................................................................     6
 CHL's and the Continuing Stockholders' Position As To The Fairness Of The Merger .....     7
 Opinion Of Financial Advisor To The Special Committee ................................     8
 Consideration To Be Received By Our Stockholders .....................................     8
 Treatment of Options And Warrants ....................................................     8
 Effect On Our Rights Plan ............................................................     8
 Security Ownership Of Management, Directors And Other Affiliates .....................     8
 Financing Of The Merger ..............................................................     8
 Interests Of Executive Officers And Directors In The Merger ..........................     9
 Material Federal Income Tax Consequences Of The Merger ...............................     9
 Conditions To The Merger .............................................................     9
 Appraisal Rights .....................................................................     9
FORWARD-LOOKING INFORMATION ...........................................................    10
INFORMATION CONCERNING THE SPECIAL MEETING ............................................    11
 Time, Place, Date ....................................................................    11
 Purpose Of The Special Meeting .......................................................    11
 Record Date; Voting At The Meeting; Quorum ...........................................    11
 Required Vote ........................................................................    12
 Voting Your Shares By Proxy ..........................................................    12
 Revoking Your Proxy ..................................................................    13
 Voting Shares Held In "Street Name" ..................................................    13
 Voting In Person .....................................................................    13
 Appraisal Rights .....................................................................    13
 Costs Of Soliciting Proxies ..........................................................    13
 Exchanging Stock Certificates ........................................................    13
 Effective Time .......................................................................    13
THE PARTIES ...........................................................................    14
SPECIAL FACTORS .......................................................................    15
 Background Of The Merger .............................................................    15
 Legal Proceedings ....................................................................    22
 Certain Effects Of The Merger ........................................................    22
 Our Position As To The Fairness Of And Reasons For Recommending Approval Of The
   Merger .............................................................................    23
 Opinion Of Financial Advisor To The Special Committee ................................    26
 Comparable Company Analysis ..........................................................    28
 Comparable Industry Transactions Analysis ............................................    29
 Comparable "Going Private" Transactions Analysis .....................................    29
 Discounted Net Income Analysis .......................................................    30

 CHL's and the Continuing Stockholders' Purpose, Reasons And Other Considerations
   For The Merger .....................................................................   31
 CHL's and the Continuing Stockholders' Position As To The Fairness Of The Merger .....   31
 Financing The Merger .................................................................   33
 Material Federal Income Tax Consequences Of The Merger ...............................   35
 Interests Of Executive Officers And Directors In The Merger ..........................   36
 Plans Or Proposals After The Merger ..................................................   37
 Comparative Market Price Data ........................................................   37
 Dividends ............................................................................   38
COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION ...................................   38
CHL FINANCIAL INFORMATION .............................................................   39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT ...........................................................................   40
THE MERGER ............................................................................   41
 Purpose And Structure Of The Merger ..................................................   41
 Effective Time Of The Merger .........................................................   42
 Consideration To Be Received By Our Stockholders .....................................   42
 Payment Of Merger Consideration And Surrender Of Stock Certificates ..................   42
 Solicitation Of Proxies; Expenses Of Solicitation ....................................   43
 Accounting Treatment .................................................................   43
 Certificate Of Incorporation; Bylaws; Directors And Officers Of The Surviving
   Corporation ........................................................................   43
 Treatment of Stock Options And Warrants ..............................................   43
 Effects on Our Rights Plan ...........................................................   44
 Principal Covenants Contained In The Merger Agreement ................................   44
 Indemnification ......................................................................   48
 Representations And Warranties In The Merger Agreement ...............................   48
 Conditions To The Merger .............................................................   49
 Termination Of The Merger Agreement ..................................................   50
APPRAISAL RIGHTS ......................................................................   51
REGULATORY APPROVALS ..................................................................   55
INDEPENDENT AUDITORS ..................................................................   55
WHERE YOU CAN FIND MORE INFORMATION ...................................................   55
INCORPORATION BY REFERENCE ............................................................   56
INFORMATION ABOUT STOCKHOLDER PROPOSALS ...............................................   56

Annex A Agreement and Plan of Merger
Annex B Opinion of Legg Mason Wood Walker, Incorporated
Annex C Section 262 of the Delaware General Corporation Law
Annex D Company Projections

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A: The special meeting will take place on January 8, 2003, at 10:00 a.m., local time, at the Long Island Marriott, 101 Doolittle Boulevard, Uniondale, New York 11553.

Q:  WHO IS ELIGIBLE TO VOTE?

A:  All stockholders of record as of the close of business on November 27, 2002.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote to approve the merger agreement and the merger of CHL Holdings Corp. with and into Interstate National Dealer Services, Inc. ("Interstate," "we," "us," "our" or the "Company"). Upon completion of the merger, Interstate will be owned by Chester J. Luby, Joan Luby and Cindy H. Luby (collectively referred to as the "Continuing Stockholders").

Q:  HOW MANY VOTES DO I HAVE?

A: You have one vote for each share of our common stock that you owned of record at the close of business on November 27, 2002.

Q:  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: For the merger to occur, the merger agreement and the merger must be approved by the holders of a majority of the outstanding shares entitled to vote on the merger.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Upon consummation of the merger, each share of our common stock that you own will be converted into the right to receive $6.00 in cash, without interest and less withholding taxes, if any, unless you elect to exercise your appraisal rights.

Q: HOW DOES THE AMOUNT OF CASH PAYABLE IN THE MERGER COMPARE TO THE MARKET PRICE FOR OUR COMMON STOCK?

A: The right to receive $6.00 in cash for each share represents a premium of approximately 25% and 17%, respectively, over the average closing price of the common stock during the six and twelve month period ending on June 3, 2002, the last full day of trading before the offer was announced. On that day, the closing sales price per share was $4.63. On December 3, 2002, the most recent practicable trading day prior to the date of mailing of this proxy statement, the closing sales price per share was $5.70.

Q:  DOES CHL HAVE THE FINANCIAL RESOURCES TO PAY FOR THE COMMON STOCK?

A: The aggregate consideration payable to our stockholders in the merger is approximately $17,845,000 (assuming that no dissenting stockholders exercise their appraisal rights). CHL has advised us that it has received a commitment letter from JP Morgan Chase to fund this amount. In addition, the cost of termination payments for existing stock options and warrants, estimated to be $1,278,000, and transaction expenses of approximately $1,000,000 will be financed by Interstate's available cash after the closing. If there is no closing, each party will pay its own expenses. It is a condition to CHL's obligations under the merger agreement that JP Morgan Chase, or another financing source, advance loan proceeds of $18,000,000 substantially on the terms of its commitment to CHL or on other commercially reasonable terms. To date, CHL has not made financing arrangements with any source other than JP Morgan Chase.

Q:  WHY IS THE BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A: A special committee, consisting of the three members of our board of directors who are not employees of the Company or affiliated with CHL, considered the merger agreement. Following its consideration of a number of factors, including the opinion of Legg Mason Wood Walker, Incorporated ("Legg Mason"), the special committee unanimously recommended that our board of directors approve the merger agreement and the merger. The board of directors (acting through the same three directors constituting the special committee) also considered and adopted the various factors considered by our special committee and has determined that the merger agreement and the merger are advisable and fair to and in the best interests of our stockholders. A more complete description of the reasons for the merger can be found beginning on page 23.

Q:  WHY WAS THE SPECIAL COMMITTEE FORMED?

A: Because two of the five members of our board of directors are Continuing Stockholders, our board of directors formed a special committee of the three remaining directors to represent your interests in evaluating and negotiating the merger agreement. The members of the special committee, William Brown, Harvey Granat and Donald Kirsch, are not employees of ours or affiliated with CHL. The special committee selected and retained legal and financial advisors to assist it in its consideration of the proposed merger and the merger agreement. You can find further details about the special committee beginning on page 5.

Q:  DID THE SPECIAL COMMITTEE SOLICIT ANY OTHER OFFERS AFTER CHL MADE ITS OFFER?

A: The special committee was authorized, among other things, to seek other offers as an alternative to the CHL offer. It elected not to do so in light of the public sale process that had been conducted by Legg Mason from January 2001 through October 2001 and the public announcement of the CHL offer in June 2002, including the price to be paid which did not result in any new prospective purchasers approaching the Company or Legg Mason. The special committee took into account, among other factors, that the recent sale process involved all of the potential credible buyers that could be identified by the Company and Legg Mason, and had not resulted in any firm offers; that the potential purchasers had withdrawn from the process due to the Company's size or its financial condition; and the continued decline in market conditions and in the Company's gross profit margin and operating income since the conclusion of the sale process.

Q:  WHAT WAS THE OPINION OF THE FINANCIAL ADVISOR?

A: The special committee considered the opinion of its financial advisor, Legg Mason. Legg Mason presented to the special committee a written opinion to the effect that, as of September 26, 2002, the date of its opinion, based upon the assumptions made, matters considered and limitations of review described in the written opinion, the merger consideration is fair, from a financial point of view, to our stockholders other than the Continuing Stockholders.

Q:  HOW DO I CAST MY VOTE?

A:  You may cast your vote in any of the following four ways:

    o Voting by mail. By completing the accompanying proxy card and returning it in the enclosed envelope.

    o Voting by Internet. Visit the website noted on your proxy card to vote via the Internet. Internet voting is available 24 hours a day.

    o Voting by telephone. Use the toll free telephone number shown on the proxy card. Telephone voting is also available 24 hours a day.

    o Voting in Person. By appearing and voting in person at the special meeting.

If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q:  MAY I CHANGE MY VOTE?

A: Yes. You may change your vote by following any of these procedures. If you are a stockholder "of record," meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must:

    o Submit another proxy by telephone, Internet or another written proxy card;

    o send a letter revoking your proxy to us at the address indicated on page 14; or

    o attend the special meeting, notify us in writing that you are revoking your proxy and then vote in person.

If you are not a holder of record but you are a "beneficial holder," meaning that your shares are registered in another name (for example in "street name"), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q:  HOW DO I CAST MY VOTE IN PERSON?

A: If you plan to attend the special meeting and wish to cast your vote in person, we will give you a ballot when you arrive. If your shares are held in "street name" and you want to be admitted to the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on November 27, 2002, the record date for determining which of our stockholders are entitled to notice of, and to vote at, the meeting. However, if you want to vote your shares that are held in street name, you must also obtain a "legal proxy" from the holder of record and present it at the special meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Q:  WHO SHOULD I CALL IF I HAVE ANY QUESTIONS?

A: If you have any questions about the special meeting or your ownership of our common stock or the merger and the related transactions, please contact:



D.F. King & Co., Inc.
77 Water Street
New York, N.Y.  10005
800-290-6426 (Toll Free)

                              SUMMARY TERM SHEET

     The following summary briefly describes the principal terms of the proposed merger of our company with CHL. While this summary describes the material aspects that you should consider when evaluating the merger, this proxy statement contains a more detailed description of these topics. We encourage you to read this proxy statement and its annexes, as well as the other documents to which we refer you, before voting. In this summary, we have included section and page references to direct you to a more complete description of the topics described in this summary.

TIME, PLACE, DATE (PAGE 11)

     The special meeting of our stockholders will be held on January 8, 2003, at 10:00 a.m., local time, at the Long Island Marriott, 101 Doolittle Boulevard, Uniondale, New York 11553, or at any adjournment or postponement thereof.

PURPOSE OF THE SPECIAL MEETING (PAGE 11)

     At the special meeting you will be asked to (i) consider and vote on a proposal to approve the merger agreement, dated September 26, 2002, which is attached to this proxy statement as Annex A, and the merger and (ii) vote on such other business as may be properly presented for action at the special meeting or any adjournment or postponement of the special meeting. If the merger agreement and the merger are approved, and the merger is consummated, your shares will be converted into the right to receive $6.00 per share in cash, without interest and less withholding taxes, if any.

RECORD DATE; VOTING AT THE MEETING; QUORUM (PAGE 11)

     The board has fixed the close of business on November 27, 2002, as the record date for the special meeting. You will be entitled to vote at the special meeting only if you are a stockholder of record as of the close of business on November 27, 2002.

     You will be entitled to one vote per share. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding common stock is required for a quorum for the transaction of business at the special meeting.

REQUIRED VOTE (PAGE 12)

     Under Delaware law, the merger must be approved by the affirmative vote of the holders of a majority of the outstanding common stock, which is the only outstanding class of capital stock entitled to vote on the proposal. A total of not less than 1,972,959 shares of our common stock must be voted in favor of the merger in order for it to be approved.

     The Company has entered into a voting agreement with Chester J. Luby, Joan Luby, Cindy H. Luby and CHL, pursuant to which each of them has agreed to vote his, her or its shares in favor of the merger. These persons own and are entitled to vote a total of 971,900 shares of common stock, representing approximately 24.6% of the issued and outstanding shares of common stock. In addition, all of the Company's directors and executive officers have indicated that they intend to vote in favor of the merger. These individuals own and are entitled to vote in the aggregate 29,400 shares of common stock which, together with the shares owned by the Continuing Stockholders, represents approximately 25.4% of the issued and outstanding shares.

THE PARTIES (PAGE 14)

Interstate National Dealer Services, Inc.
333 Earle Ovington Blvd., Uniondale, New York 11553
Telephone: (516) 228-8600

     We design, market and administer service contracts and warranties for new and used motor vehicles and recreational vehicles and, to a lesser extent, watercraft, motorcycles and other vehicles.

CHL Holdings Corp.
Suite 700
333 Earle Ovington Blvd., Uniondale, New York 11553
Telephone: (516) 228-8600

     CHL is wholly owned by Cindy H. Luby, Interstate's President and Chief Operating Officer, and one of the parties to the transaction. CHL has conducted no business activity other than in connection with transactions relating to the acquisition of Interstate. The other parties to the transaction are Chester J. Luby, the Company's Chairman and Chief Executive Officer, and Joan S. Luby, one of the Company's stockholders and the spouse of Chester J. Luby. The address for Chester J. Luby, Cindy H. Luby and Joan S. Luby is c/o CHL Holdings Corp., Suite 700, 333 Earle Ovington Blvd., Uniondale, NY 11553.

CERTAIN EFFECTS OF THE MERGER (PAGE 22)

     The merger constitutes a "going private" transaction under the U.S. federal securities laws. Following the merger, (i) we will be the surviving corporation of the merger, and all of our capital stock will be owned by Chester J. Luby, Joan Luby and Cindy H. Luby (collectively referred to as the "Continuing Stockholders"), (ii) our common stock will no longer be publicly traded or quoted on the Nasdaq National Market System, and (iii) we will no longer be required to file periodic and other reports with the United States Securities and Exchange Commission, or SEC, and will formally terminate our reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act"). As a result of the merger, our stockholders other than the Continuing Stockholders, will be entitled to receive cash in the amount of $6.00 per share and will no longer have any interest in us, including our future earnings or growth.

RECOMMENDATION OF THE SPECIAL COMMITTEE (PAGE 23)

     A special committee of our board of directors considered the proposed merger transaction and negotiated the definitive agreements related to the merger. The special committee unanimously recommended to our board of directors that it adopt and approve the merger agreement and the merger. Some of the factors considered by the special committee, which led the special committee to conclude that the merger is the best alternative to bring value to our stockholders, other than the Continuing Stockholders, include:

     o the changes in the service contract/extended warranty industry during the previous three years. Specifically, that industry has been subject to consolidation and some of our competitors are now owned by large and well capitalized organizations. Our competitors generally have been marketing their services more aggressively than in the past, which has increased pressure on the pricing of services in our industry. This has had an adverse impact on our gross margins: since 1999, we have experienced declines in both gross profit margins and operating income. While we anticipate future growth in revenues and profitability, we expect that the rate of growth for the foreseeable future will be lower than for the period before 1999;

     o the opinion of Legg Mason that the $6.00 per share cash consideration to be received by our stockholders, other than the Continuing Stockholders, is fair from a financial point of view, to these stockholders;

     o the analysis performed by Legg Mason in rendering its fairness opinion, including its comparison of the $6.00 per share to be paid in the merger to net book value, the discounted present value per share and price/earnings ratios;

     o the publicly announced sale process conducted by Legg Mason from January 2001 through October 2001, which did not result in any firm offers, and the public announcement in June 2002 of the proposal for this transaction which did not result in any new prospective purchasers approaching the Company or Legg Mason;

     o the substantial expenses associated with the Company being publicly held;

     o the low price of our common stock and the relationship of the $6.00 cash consideration per share to the market price of our common stock;

     o the provisions of the merger agreement, including the cash consideration of $6.00 per share and the limited number of conditions to CHL's obligations under the merger agreement;

     o the lack of significant trading volume in the Company's common stock for an extended period of time, as a result of which our stockholders would have difficulty selling any significant number of shares without adversely affecting the market price, compounded by the fact that over the past two years, the Company has accounted for over 20% of the purchases in the market;

     o the average price of approximately $5.25 per share paid by the Company under its share buyback program between April 2000 and April 2002, during which period the Company did not pay more than $5.95 per share; and

     o the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement as a result of, among other things, the financing commitment obtained by CHL.

BOARD OF DIRECTORS' RECOMMENDATION TO STOCKHOLDERS (PAGE 23)

     In November 2000, the Company retained Legg Mason to act as a financial advisor to the Company in seeking strategic alternatives including, among others, the possible sale of the Company. Legg Mason and the Company actively marketed the Company from January 2001 through October 2001, but this process did not result in any firm offers from any third parties. The merger transaction currently being proposed by the Continuing Stockholders is a result of this unsuccessful marketing effort. Our board of directors, after consideration of the recommendation of the special committee, believes that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of the public holders of our common stock and concluded that the merger is the best alternative to bring value to our stockholders other than the Continuing Stockholders. The board of directors recommends that you vote "FOR" the approval of the merger agreement.

     The three members of the special committee were the only three directors of our five-member board who voted with respect to the merger. The other two members of our board of directors have interests in the merger that are different from the interests of our stockholders generally. Chester J. Luby, our Chairman and Chief Executive Officer, and Cindy H. Luby, our President and Chief Operating Officer, each a member of our board of directors, have proposed to take Interstate private. As directors with an interest in the proposed transaction, Chester L. Luby and Cindy H. Luby did not participate in the board's vote or its deliberations.

     In reaching its conclusion to approve and recommend the merger agreement and the merger, our board of directors considered the following:

     o the special committee, which consists of three directors appointed by our board of directors (who are neither employees of the Company nor affiliates of CHL) to represent solely the interests of our public stockholders, unanimously recommended that our board of directors approve the merger agreement and the merger;

     o   the factors considered by our special committee; and

     o   the more detailed factors that are described on pages 24 and 25.

CHL'S AND THE CONTINUING STOCKHOLDERS' PURPOSE, REASONS AND OTHER
CONSIDERATIONS FOR THE MERGER (PAGE 31)

     The Company's board has over a period of time considered various strategic alternatives for the purpose of increasing value for the Company's stockholders. In November 2001, the board determined to more actively pursue a potential sale of the Company, as well as other strategic alternatives, and at that time the Company retained Legg Mason to assist it in these efforts. Chester J. Luby and Cindy H. Luby, who are Continuing Stockholders and members of the Company's board as well as of senior management, concurred with the board's determination and actively participated in this sale process.

     The sale process conducted by Legg Mason and the Company from January 2001 through October 2001 did not result in any firm offers. Since 1999, and during the period of the sale process, the Company has experienced declines in gross profit margins and operating income, and expects that its rate of growth in revenues and profitability in the foreseeable future will be lower than for the period before 1999. CHL and the Continuing Stockholders continue to believe that a sale of the Company is the best method to provide liquidity for the Company's stockholders. In addition, in view of the Company's prospects for growth in revenues and profitability, they determined that at this time the merger, on the terms proposed, represents the best method to maximize value for the Company's stockholders. CHL and the Continuing Stockholders have informed us that they are engaging in the merger in order to facilitate the transfer of ownership of the Company to the Continuing Stockholders and allow all other stockholders to receive the merger consideration for the following additional reasons:

     o the Continuing Stockholders' unsuccessful attempts, during the past two years, to create a liquidity event for all of the stockholders, including themselves. Since the Continuing Stockholders are, at this time, able to create a liquidity event only for the other stockholders but not themselves, they believe that if a liquidity event can be created in the future for themselves, it may be more easily accomplished if the Company is then a private company, although there are no plans or prospects for the same at this time, and there can be no assurance of the same in the future;

     o Interstate's common stock has been trading at a price that CHL did not consider to be reflective of the fair value of the Company whereas the $6.00 merger consideration will provide our stockholders, other than the Continuing Stockholders, and stockholders exercising their appraisal rights, with a fair cash payment for their common stock;

     o the elimination of the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including the enhanced requirements of newly enacted federal laws relating to corporate governance; and

     o   the ability to implement various financing alternatives.

CHL'S AND THE CONTINUING STOCKHOLDERS' POSITION AS TO THE FAIRNESS OF THE MERGER (PAGE 31)

     CHL and the Continuing Stockholders believe that the merger and the consideration to be paid to the holders of our common stock, other than the Continuing Stockholders, are fair to those stockholders. CHL and the Continuing Stockholders base their belief on, among other factors, the following:

     o the consideration to be paid to the holders of common stock in the merger represents a premium of 25% and 17%, respectively, over the average closing price of the shares during the six months and 12 months ending on June 3, 2002, the last trading day preceding the announcement of the offer;

     o the consideration to be paid to the holders of common stock in the merger represents a 16% premium over the net book value of $5.18 per share at July 31, 2002;

     o the publicly announced sale process conducted by Legg Mason from January 2001 through October 2001, which did not result in any firm offers, and the public announcement in June 2002 of the proposal for this transaction, which did not produce indications of interest;

     o our investment income has decreased significantly as a result of a reduction in the overall interest rates, resulting in lower profits;

     o the changes in the service contract/extended warranty industry during the previous three years. Specifically, that industry has been subject to consolidation and some of our competitors are now owned by large and well capitalized organizations. Our competitors generally have been marketing their services more aggressively than in the past, which has increased pressure on the pricing of services in our industry. This has had an adverse impact on our gross margins: since 1999, we have experienced declines in both gross profit margins and operating income. While we anticipate future growth in revenues and profitability, we expect that the rate of growth for the foreseeable future will be lower than for the period before 1999; and

     o   the more detailed factors that are described on page 31.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (PAGE 26)

     Legg Mason, which served as financial advisor to the special committee, has delivered to the special committee a written opinion that, as of September 26, 2002, the $6.00 per share merger consideration was fair, from a financial point of view, to our stockholders, other than the Continuing Stockholders. A copy of Legg Mason's opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Legg Mason, is attached to this proxy statement as Annex B. You should read this opinion in its entirety, as well as the other information described under "Special Factors -- Opinion of Financial Advisor to the Special Committee."

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS (PAGE 42)

     Upon completion of the merger, our stockholders, other than the Continuing Stockholders and stockholders who have perfected their appraisal rights, will be entitled to receive $6.00 in cash for each share of common stock, without interest. In addition, we are required to deduct withholding taxes, if any.

TREATMENT OF OPTIONS AND WARRANTS (PAGE 43)

     We have issued options exercisable to purchase our common stock to a number of employees. We have also issued warrants to our independent directors. Each option and warrant to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested immediately prior to the effective time of the merger. At the closing of the merger, each outstanding option and warrant to purchase shares of our common stock will be canceled and in consideration of such cancellation, holders of options and warrants will be entitled to receive an amount in respect of each option or warrant equal to the product of (i) the excess, if any, of $6.00 over the exercise price of its option or warrant, and (ii) the number of shares of common stock subject to the option or the warrant (net of taxes, if any).

EFFECT ON OUR RIGHTS PLAN (PAGE 44)

     In 1995 our board of directors adopted a rights plan that protects Interstate against unsolicited bids and other coercive takeover attempts. The merger does not trigger any of the protective provisions under the rights plan. However, by its terms, the rights plan would survive the merger. Therefore, as permitted by the rights plan, our board of directors will terminate the plan immediately prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (PAGE 40)

     On November 27, 2002, the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof, the Continuing Stockholders owned and were entitled to vote 971,900 shares of our common stock, representing approximately 24.6% of the outstanding common stock on that date. On the record date, our directors and executive officers and their associates and affiliates (other than the Continuing Stockholders) owned and were entitled to vote 29,400 shares of our common stock (not including shares issuable upon the exercise of options or warrants). See "Information Concerning the Special Meeting -- Required Vote" above.

     The Continuing Stockholders and CHL have entered into a voting agreement with us in which they have agreed to vote in favor of the merger. Also, all of our other directors and executive officers who own common stock have informed us that they intend to vote in favor of the merger. Together with the Continuing Stockholders, these stockholders represent in the aggregate approximately 25.4% of our outstanding common stock. See "Special Factors -- Background of the Merger."

FINANCING THE MERGER (PAGE 33)

     The aggregate consideration payable to our stockholders in the merger is approximately $17,845,000 (assuming that no stockholders exercise their appraisal rights). CHL has advised us that it has received a commitment letter from JP Morgan Chase to fund this amount. In addition, the cost of cashing out existing stock options and warrants, estimated to be $1,278,000, and the transaction expenses of approximately $1,000,000 will be financed by Interstate's available cash if the transaction is consummated. It is a condition to CHL's obligations that JP Morgan Chase, or another financing source, advance loan proceeds of $18,000,000 substantially on the terms of its commitment with CHL or on other commercially reasonable terms. To date, CHL has made no arrangements with financing sources other than JP Morgan Chase.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (PAGE 36)

     Certain of our directors and members of our management have interests in the merger that are different from, or in addition to, the interests of holders of our common stock generally. Two directors, Chester J. Luby and Cindy H. Luby, who are Continuing Stockholders, will receive approximately $478,000 and $490,000, respectively, in connection with the cancellation of their employee stock options following the merger. They will also have a continuing interest in the surviving entity following completion of the merger. William Brown, a member of the special committee, will receive approximately $25,000 in connection with the cancellation of stock options. While other members of the special committee also hold stock options, the exercise prices of their stock options are higher than the $6.00 purchase price to be paid in the merger, and they will therefore receive no payment on cancellation of their stock options. Two of our executive officers will receive approximately $74,000 and $25,000, respectively, on cancellation of their stock options. These two individuals are also expected to continue their employment with the surviving entity on the same terms as are currently in place. See "Special Factors -- Interests of Executive Officers and Directors in the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 35)

     The merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the $6.00 per share merger consideration and the adjusted tax basis of each share of our common stock owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "Special Factors -- Material Federal Income Tax Consequences of the Merger."

CONDITIONS TO THE MERGER (PAGE 49)

     We will complete the merger only if specific conditions are satisfied or waived, including the following:

     o the merger agreement and the merger shall have been approved by our stockholders;

     o the representations and warranties made in the merger agreement shall be true and correct on the effective date of the merger in all material respects;

     o neither we nor CHL shall have breached in any material respect our respective obligations under the merger agreement;

     o appraisal rights shall not have been exercised for more than 5% of the shares of Interstate common stock;

     o we shall have obtained all necessary consents to the consummation of the merger; and

     o JP Morgan Chase or another financing source advances the loan proceeds of $18 million on substantially the terms set forth in its commitment letter or on other commercially reasonable terms.

APPRAISAL RIGHTS (PAGE 51)

     If you do not vote in favor of approval of the merger agreement and the merger and you fulfill certain other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures under Delaware law in order to be entitled to appraisal rights. The text of Section 262 of the Delaware General Corporation Law is provided in Annex C.


     It is a condition to CHL's obligation to consummate the merger that appraisal rights shall not have been exercised for more than 5% of the shares of Interstate common stock which condition may be waived by CHL. Under Delaware law, stockholders may notify the Company of their intention to exercise their appraisal rights at any time prior to the special meeting, and therefore the number of stockholders seeking appraisal rights will not be known until the time of the special meeting. As a result, there is a possibility that the merger will not be completed if stockholders owning more than 5% of the Company's common stock seek appraisal rights even if the merger agreement is approved at the special meeting by the requisite majority vote.


                          FORWARD-LOOKING INFORMATION

     This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Interstate that are based on the beliefs of management as well as assumptions made by and information currently available to Interstate. When used in this document or in material incorporated by reference into this document, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to Interstate or its management are intended to identify forward-looking statements. Such statements reflect the current view of Interstate with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Interstate to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, those relating to changes in general economic and business conditions, changes in business strategy, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), activities of competitors, the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws or the administration of such laws and various other factors, both referenced and not referenced in this proxy statement and in Interstate's periodic filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. Interstate does not intend, or assume any obligation, to update these forward-looking statements. The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act do not apply to forward-looking statements made in connection with a going private transaction, such as the merger. For more information regarding the Company and risks applicable to its business, please review the filings of the Company with the Securities and Exchange Commission, including the Company's reports on Forms 10-K and 10-Q and the Company's Current Reports on Form 8-K. These documents are available without charge from the commission's website (http://www.sec.gov).

                  INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE, DATE

     This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of shares of our common stock for use at the special meeting to be held at 10:00 a.m., local time, on January 8, 2003, at the Long Island Marriott, 101 Doolittle Boulevard, Uniondale, New York 11553, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon (i) approval of the merger agreement and of the merger and (ii) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of our company with CHL, with Interstate continuing as the surviving corporation. Pursuant to the merger agreement, each outstanding share of our common stock, other than common stock held (i) in our treasury, (ii) by CHL or the Continuing Stockholders, or (iii) by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair value of their shares, will be converted into the right to receive $6.00 per share in cash, without interest and less withholding taxes, if any.

     A special committee of our board of directors considered and negotiated the proposed merger and the merger agreement. The special committee members are not our employees, are not affiliated with CHL and will not have any equity interest in or other relationship with Interstate as the surviving corporation in the merger. Each of the members of the special committee received a cash payment of $500 per meeting of the special committee. In addition, one member of the special committee, William Brown, will receive approximately $25,000 on cancellation of his stock options as a result of the merger.

     The special committee unanimously recommended to our board of directors that it approve the merger agreement and the merger. At a special meeting held on September 26, 2002, a majority of the members of the board concluded that the terms and provisions of the merger agreement and the merger are advisable and fair to and in the best interests of the stockholders, other than the Continuing Stockholders, approved the merger agreement, and recommended that the stockholders approve the merger agreement and the merger. As directors with an interest in the proposed transaction, Chester Luby and Cindy Luby did not participate in the board's vote or in its deliberations. Therefore, the three members of the special committee were the only three directors of our five-member board who voted on the merger. The special committee and our board of directors, in reaching their decision, considered a number of factors including the opinion of Legg Mason, financial advisor to the special committee. See "Special Factors -- Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger -- Recommendation of the Special Committee." A copy of Legg Mason's opinion, which explains the information reviewed, assumptions made, procedures followed and matters considered by Legg Mason in rendering its opinion, is attached as Annex B to this proxy statement. See also "Special Factors -- Opinion of Financial Advisor to the Special Committee."

AFTER CONSIDERATION OF THE RECOMMENDATION OF THE SPECIAL COMMITTEE, AMONG OTHER FACTORS, OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE MEETING; QUORUM

     The board of directors has fixed the close of business on November 27, 2002, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Only stockholders of record as of the close of business on November 27, 2002, will be entitled to notice of and to vote at the special meeting.

     As of the close of business on the record date, we had outstanding 3,945,916 shares of common stock, held of record by 54 holders. Our stockholders are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the common stock at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions.

REQUIRED VOTE

     Under Delaware law, the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock, which is the only outstanding class of capital stock entitled to vote on the proposal. A total of not less than 1,972,959 shares of our common stock must be voted in favor of the merger agreement in order for it to be approved.

     The Company has entered into a voting agreement with Chester J. Luby, Joan Luby, Cindy H. Luby and CHL, pursuant to which each of them has agreed to vote his, her or its shares in favor of the merger agreement. These persons own and are entitled to vote a total of 971,900 shares of common stock, representing approximately 24.6% of the issued and outstanding shares of common stock. In addition, a number of the Company's directors and executive officers have indicated that they intend to vote in favor of the merger agreement. These individuals own and are entitled to vote in the aggregate 29,400 shares of common stock which, together with the shares owned by the Continuing Stockholders, represents approximately 25.4% of the issued and outstanding shares. Therefore, the affirmative vote of stockholders who own and are entitled to vote an additional 971,659 shares of common stock will be necessary for approval of the merger.

     In order to vote for approval of the merger, you must return an executed proxy card, vote via the Internet, vote by telephone or vote in person at the meeting. Failure to return an executed proxy card, vote via the Internet, vote by telephone or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against approval of the merger agreement and the merger for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against approval of the merger agreement and the merger.

VOTING YOUR SHARES

     You may cast your vote in any of the following four ways:

     o Voting by mail. By completing the accompanying proxy card and returning it in the enclosed envelope.

     o Voting by Internet. Visit the website noted on your proxy card to vote via the Internet. Internet voting is available 24 hours a day.

     o Voting by telephone. Use the toll free telephone number shown on the proxy card. Telephone voting is also available 24 hours a day.

     o Voting in Person. By appearing and voting in person at the special meeting.

     If you vote by telephone or via the Internet, you should not return your proxy card. Instructions on how to vote by telephone or the Internet may be found on the proxy card included with this proxy statement.

     When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make specific choices, these individuals will vote your shares "FOR" the proposal as recommended by the board of directors. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, these individuals will vote your shares in accordance with their best judgment. At the time we mailed this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement. You may vote your shares by proxy even if you plan to attend the special meeting in person. You are encouraged to complete, sign and return the proxy card whether or not you plan to attend the meeting.

REVOKING YOUR PROXY

     A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a stockholder who is a "record holder" (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

     o submit another proxy by telephone, Internet or another written proxy card;

     o send a letter revoking your proxy to us at the address indicated on page 14; or

     o attend the special meeting, notify us in writing that you are revoking your proxy and then vote in person.

     A "beneficial holder" (meaning one whose shares are held of record in another name (for example, in "street name")) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

VOTING SHARES HELD IN "STREET NAME"

     If you return your proxy card to your broker but fail to provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the merger. This will have the same effect as if your shares were voted against approval of the merger agreement and the merger. You should therefore instruct your broker in writing as to how to vote your shares, following the written directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or Internet.

VOTING IN PERSON

     Stockholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on November 27, 2002. However, if you want to vote your shares held in street name, you must obtain a "legal proxy" from the holder of record (that is, your broker or bank) and present it at the special meeting.

APPRAISAL RIGHTS

     Delaware law entitles stockholders who do not vote in favor of a merger and who fulfill certain other procedural requirements to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of approval of the merger agreement and if you follow the procedures set forth beginning on page 52, you may have appraisal rights. Failure to follow the procedures precisely will result in a loss of your appraisal rights.

COSTS OF SOLICITING PROXIES

     We will pay all of the costs of soliciting these proxies, consisting mostly of legal, printing, mailing and proxy solicitation costs. We have retained D.F. King & Co., Inc., 77 Water Street, New York, N.Y., 10005, to act as our solicitation agent in connection with this proxy solicitation. In addition, our directors and employees may solicit proxies in person or by telephone, telecopier or other electronic means of communication, and these individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

EXCHANGING STOCK CERTIFICATES

     Stockholders should not send in their stock certificates with the proxy cards. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

EFFECTIVE TIME

     The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval of the merger agreement at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement. Each of the parties has the right to terminate the merger agreement if the merger is not completed on or before January 31, 2003 which date, under certain circumstances, is subject to extension until April 30, 2003.


                                  THE PARTIES

     Interstate was incorporated in Delaware in 1991 and commenced operations in November 1991 with the purchase of certain assets and the assumption of certain liabilities of INDS Group, Inc., a California corporation which commenced operations in 1981 under the name Interstate National Dealer Services Group, Inc. The Company's principal executive offices are located at 333 Earle Ovington Blvd., Uniondale, New York 11553, and its telephone number is (516) 228-8600.

     The Company designs, markets and administers service contracts and warranties for new and used motor vehicles and recreational vehicles and, to a lesser extent, watercraft, motorcycles and other vehicles.

     CHL was incorporated in Delaware on August 13, 2001, by Cindy H. Luby, Interstate's President and Chief Operating Officer, and one of the parties to the transaction. CHL has conducted no business activity other than in connection with transactions relating to the acquisition of Interstate. At present, CHL is wholly owned by Cindy Luby. However, it is contemplated that prior to the completion of the merger, CHL will be owned by the Continuing Stockholders. CHL's address is Suite 700, 333 Earle Ovington Blvd., Uniondale, New York 11553.

     The other parties to the transaction are Chester J. Luby, the Company's Chairman and Chief Executive Officer, and Joan S. Luby, one of the Company's stockholders and the spouse of Chester J. Luby. The address for Chester J. Luby, Cindy H. Luby and Joan S. Luby is c/o CHL Holdings Corp., Suite 700, 333 Earle Ovington Blvd., Uniondale, New York 11553.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     History of Interstate as a Public Company. In July 1994, we closed an initial public offering of units consisting of common stock and redeemable common stock purchase warrants. The price to the public was $5.00 per unit. Initially, our common stock and the warrants were traded on the Nasdaq SmallCap Market and on the Boston Stock Exchange. In January 1997 our common stock and the warrants were listed on the Nasdaq National Market System. In September 1997, we exercised our right to redeem the warrants which, as a result, are no longer outstanding.

     From approximately July 1994 to September 1996, our stock traded in the range of $1.81 to $6.00 per share. From approximately October 1996 until September 1999, the stock traded in the range of $4.81 to $13.31. During the fiscal years 1997 through 1999, we were reporting growth in revenues at an annual rate of approximately 24% and we were launching various new initiatives, including internet marketing of our vehicle service contracts and an internet site for the auction of new and used vehicles. In March 1998, at a time when our common stock was trading in the range of $8.00 per share, our board of directors determined that the market price was not adequately reflecting the growth in our revenues and profits and authorized the repurchase by the Company of up to 250,000 of its shares. However, we purchased no shares during 1998 and 1999. We also actively sought to initiate analyst coverage of the Company and attempted to broaden the distribution of news and other information about the Company.

     On October 29, 1999, at a time when our stock was trading in the range of $6.00 per share, we received an unsolicited proposal from Lincolnshire Equity Fund II, L.P., a private equity fund, proposing to acquire all the issued and outstanding shares of the Company's stock at a price of $8.00 per share. The proposal contemplated a "going private" transaction in which Cindy H. Luby and Chester J. Luby and other members of management would participate as partners with a Lincolnshire managed private equity fund. Chester and Cindy Luby met with representatives of Lincolnshire several times to explore the terms of the proposal. Our board of directors was advised of the proposal and took it under consideration, but did not act on the matter pending further investigation by management as to the conditions, limitations and nature of the proposal.

     In or around early February 2000, one of our stockholders approached us and advised management that he and his affiliates owned in excess of 5% of our issued and outstanding common stock. He also indicated that management and our board of directors should attempt to market or sell the Company or take other steps to increase the price of our common stock. In addition, he stated that he was considering making a Schedule13D filing to express his views. He suggested that we repurchase his shares at a price of $10.00 per share. At the time, the market price for our common stock was approximately $5.62. We rejected the stockholder's request and did not purchase any of his shares. On February 14, 2000, he filed a Schedule 13D reporting that he owned 5.9% of our common stock and indicating, among other things, that he had entered into an agreement with Lincolnshire Management, Inc. under which he would receive a fee of $500,000 if Lincolnshire acquired the Company.

     On February 16, 2000, Lincolnshire Management, Inc., a privately owned private equity investment firm affiliated with Lincolnshire Equity Fund II, L.P., submitted a proposed letter of intent to us, and to each of the directors, in which it proposed to acquire the Company for $9.00 per share. We acknowledged receipt of this proposal. Our board of directors began a process of identifying and selecting a financial advisory firm to advise it as to the fairness of a transaction on these terms and as to the range of values of the Company. The purported offer required the participation of our management, especially members of the Luby family. At no time did our management or members of the Luby family agree to enter into a transaction with Lincolnshire or any of its affiliates.

     On February 23, 2000, Lincolnshire filed a Schedule 13D reporting that it had acquired a less than 1% interest in our stock and indicating that it had entered into the fee agreement with the stockholder referred to above. The
Schedule 13D also indicated that Lincolnshire had made a proposal to us for a going private transaction, and disclosed the price proposed by Lincolnshire.

Following the Lincolnshire and the stockholder's disclosures, our board of directors met to consider the proposal and questioned its bona fide nature. Thereafter, on February 28, 2000, the Company wrote Lincolnshire advising them that the Company would not give further consideration to the proposal unless Lincolnshire could demonstrate the bona fide nature of its offer. On March 15, 2000, the stockholder filed an amendment to his Schedule 13D reporting that he had disposed of a substantial portion of his holdings. On March 17, 2000, Lincolnshire sent a letter to us indicating that its proposal was being withdrawn and stating that it was abandoning further efforts to pursue a transaction because "it had been unable to engage the Company in any meaningful discussion." On March 17, 2000, Lincolnshire filed an amendment to its Schedule 13D reporting that it had disposed of our common stock.

     In early March 2000, we retained the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to advise our board of directors to assess the reasonableness of the public equity value of the Company and to review strategic alternatives available to it. On March 23, 2000, Houlihan Lokey presented its preliminary review as to valuation and on April 12, 2000, presented to the board of directors a strategic alternative assessment and valuation. It advised that, based on its analysis, at that time the range of values for the Company was from $8.20 per share to $14.40 per share. At the meeting, the investment banking firm presented to the Company the following four strategic alternatives, without specific recommendation:

     o Status Quo Alternatives. This would involve one or more of the following possible courses of action: (i) maintaining the current status of the Company by pursuing its then current business plan and investing excess cash in marketable securities or in the Company's wholly owned subsidiary, Uautobid.com, which has since discontinued operations, (ii) a special or a regular periodic cash dividend and
         (iii) a share repurchase program.

     o Buy-out Alternative. This would involve the sale of the Company to a management led group or a financial buyer.

     o Strategic Sale Alternative. This would involve a merger or a sale of the Company's common stock or assets to a related industry party.

     o Growth Alternative. This would involve the possible acquisition of related industry parties.

     The board considered each of the alternatives outlined by Houlihan Lokey. In the board's view, the buy-out alternative and the strategic sale alternative were very similar in that they both involve a sale of the Company to a third party or to a management led group. The board determined that the Company should entertain credible proposals to sell the Company to a strategic or financial buyer, but should consider at a future meeting whether to engage in an active sale process. Shortly after the March 2000 meeting, senior management indicated that it was not interested in pursuing a management buy-out and supported the process of exploring third party offers that might be received by the Company.

     Prior to the receipt of the Houlihan Lokey report in April 2000, the Company had been pursuing the growth alternative, but no suitable acquisition candidates had been identified on terms that the Company considered satisfactory. At the March 23, 2000 meeting, the board determined that the Company should continue to pursue the growth alternative as a possible method to increase long term shareholder value if potential acquisition candidates with sound financial prospects and realistic sale price expectations could be located. In the meantime, and in light of the Company's previous inability to find suitable acquisition candidates, the board determined that the Company should maintain the status quo and invest in ongoing operations. The board rejected the alternative of paying a special dividend because it concluded that such a dividend, which would be fully taxable to stockholders, would not provide the stockholders the opportunity for longer term growth in share value and could have a negative effect on the Company's stock price. A reduction in the stock price as well as a significant reduction in cash balances could, in the judgment of the board, negatively affect the ability of the Company to pursue the growth alternative. The board rejected the payment of periodic dividends after balancing the potential impact on market value from periodic dividends as opposed to share repurchases and after balancing the likely differences in tax rates on dividends as opposed to share repurchases. The board also considered that any subsequent determination by the board to discontinue payment of regular dividends could have a negative effect on the market price, even if the determination to cease dividends was not as a result of a decline in financial condition.

     After considering each of these alternatives and their relative feasibility, as described above, the board determined that a share repurchase program would provide the most shareholder value at that time without adversely affecting the Company. Based in part on the Houlihan Lokey report at that meeting, our board of directors authorized us to repurchase up to 500,000 shares of common stock at various times in the market or otherwise. We announced the share buyback program on April 19, 2000. On September 7, 2000, our board of directors authorized the repurchase of an additional 500,000 shares. Between the date of the announcement in April 2000 and April 2002, we purchased a total of 757,100 shares in open market transactions at prices ranging from $4.39 to $5.95 and at an average price of approximately $5.25 per share. The share repurchase program was suspended from time to time during the periods that we engaged in discussions regarding potential transactions with various parties as described below.

     Houlihan Lokey's report is as of its date of April 12, 2000, and has not been updated. Houlihan Lokey has not been engaged by the Company since that time either in connection with the Luby family offer or otherwise. In addition, it has issued no report with respect to the merger or the value of the Company or its common stock since April 12, 2000. The Houlihan Lokey report is attached as an exhibit to the Schedule 13E-3 that we filed with the Securities and Exchange Commission in connection with this transaction. It is available for inspection or copying by following the procedures set forth under "Where You Can Find More Information" beginning on page 46.

     Beginning in June 2000, we engaged in discussions with representatives of Metris Companies Inc. and of GMAC Insurance Holdings Inc. with regard to possible strategic relationships, including a possible sale of the Company. Thereafter, we met with representatives of Ford Motor Company and its subsidiary APCO to explore the possibility of a transaction. Subsequently, GMAC gave us an informal and non-binding indication that it was interested in buying all our issued and outstanding common stock at approximately $5.00 per share, which was approximately equal to the market price at the time of the proposal. We did not act on this indication because it did not provide to our stockholders any premium above the market price at the time.

     Recent Sale Process. In September 2000, our board determined to actively pursue strategic alternatives, including among other things, the possible sale of the Company, and engaged investment bankers to assist the Company in the process. After interviewing Houlihan Lokey, Legg Mason and another investment banking firm, on November 30, 2000, we retained Legg Mason to act as financial advisor to the Company. On January 23, 2001, the Company issued a press release announcing that it had retained Legg Mason and that it was exploring various strategic alternatives.

     Following its engagement and the Company's announcement, Legg Mason actively marketed the Company for sale. Legg Mason and the Company identified 95 potential acquirors and contacted the 81 candidates who Legg Mason and management determined to be most capable and possibly interested in a transaction. Thirty-six of these potential buyers were strategic buyers, and 45 were financial buyers. Thirty-seven of the potential buyers executed nondislosure agreements and received detailed information regarding the Company. Ten of the parties thereafter engaged in active discussions with the Company. The Company met with and provided additional financial and other information to each of these parties that expressed an interest in meeting with Company management or receiving additional information. At the request of Legg Mason, six of these parties provided preliminary, non-binding indications of interest. None of them conducted any due diligence prior to submitting their indications of interest. The first party provided a preliminary indication of a transaction value of $6.00 per share, but chose not to continue after meeting with the Company and subsequent discussions with Legg Mason. The second party provided a preliminary indication of a transaction value of $5.00 to $7.00 per share, but chose not to meet the Company and subsequently withdrew its indication of interest. The third party provided a preliminary indication of a transaction value of $6.00 to $7.00 per share, but withdrew its indication after one meeting with the Company. The fourth party indicated a preliminary indication of a transaction value at the then current market price of approximately $5.00 to $6.00 per share, but chose not to meet with the Company. The fifth party also provided a preliminary indication of a transaction value at the then current market price of approximately $5.00 to $6.00 per share. Although it participated in a conference call with the Company, the fifth party chose not to meet with the Company. In each case, at the urging of our board of directors, Legg Mason, working with the Company, attempted to continue its dialogue with these parties and to persuade them to increase the range of potential offer prices in order to provide our stockholders with a more significant premium above the then market price. Each of these parties indicated to Legg Mason that it withdrew or declined to pursue its indication of interest because of the size of the Company or its financial performance.

     In August 2001, the sixth party, Lynx Investment Management, L.P., a financial group, entered into discussions with the Luby family regarding a proposed acquisition of the Company by an entity to be owned by Lynx and the Luby family but controlled by Lynx. Lynx provided the Luby family with a preliminary term sheet reflecting a proposed purchase price of $8.00 per share. Lynx advised the Luby family that, prior to beginning negotiations for a definitive agreement with the Company or with management and prior to commencing due diligence, Lynx would require the Company to agree to pay for all of Lynx's out-of-pocket expenses related to Lynx's due diligence, and to pay it a breakup fee if the Company determined to enter into a transaction with another purchaser. At Lynx's request, the Luby family conveyed the proposal and the conditions to the other members of the board without a recommendation. The directors, other than Chester J. Luby and Cindy H. Luby, then determined that Lynx's conditions for beginning negotiations were not acceptable, and the Luby family so advised Lynx. Separately, the Luby family advised Lynx that it objected to Lynx's proposals as to the relationship between Lynx and management after the acquisition. Discussions between the Luby family and Lynx were terminated in or about October 2001.

     Luby Family Offer. On June 3, 2002, at a regular meeting of our board of directors, Chester Luby and Cindy Luby proposed in writing to our board of directors that an entity owned and controlled by the Luby family purchase the issued and outstanding common stock of the Company for a price of $6.00 per share without interest and less withholding taxes, if any. Mr. and Ms. Luby advised that they had received indications of interest from two banks for the necessary financing, and that they believed that the financing could be obtained. Under the proposal, our public stockholders would receive $6.00 per share, and the proposal initially indicated that members of the Luby family might also participate in selling shares in the transaction. The Continuing Stockholders subsequently determined not to sell any shares in the transaction.

     At the June 3, 2002 meeting, our board of directors appointed the special committee, composed of Donald Kirsch, William Brown and Harvey Granat, the three directors who are not employees of the Company or affiliated with CHL, to consider the proposal. Mr. Kirsch was later elected by the special committee to act as its chairman. Our board placed no limits on the special committee's power and authority to negotiate the terms of the offer by the Luby family or to take such other steps as it believed necessary to improve the terms of the transaction for our stockholders.

     The special committee determined at its initial meeting that the proposal was credible and should be seriously considered in light of the following factors, none of which was assigned any specific weight:

     o the low trading volume and relative lack of liquidity to the Company's stockholders, despite the Company's efforts to obtain analyst coverage and to expand institutional investor support and to broadly disseminate information about the Company;

     o the premium of approximately 25% and 17%, respectively, above the six and twelve month average market prices of our common stock represented by the proposal; in that respect, the special committee also considered that the current offer price of $6.00 and the other terms of the proposal compared favorably to the price ranges, and, in the case of Lynx, other terms of the earlier preliminary indications of interest;

     o the fact that the market price of our common stock may have been positively affected over an extended period by the Company's open market purchases made pursuant to its share buyback program;

     o the lack of firm offers from strategic or financial buyers despite the Company's extensive sale process that had recently concluded; and

     o the Company's current operating condition and the economic and market climate.

     Thereafter, the special committee met on June 19, 2002 and July 2, 2002 and determined to retain Robinson Silverman Pearce Aronsohn & Berman LLP, regular outside counsel to the Company, to act as counsel to the Company and to the special committee, and to retain Legg Mason to serve as financial advisor to the special committee. Robinson Silverman disclosed to the special committee that it had from time to time provided services to members of the Luby family. The special committee determined that it would benefit from Robinson Silverman's knowledge of the Company and experience in similar transactions, and that Robinson Silverman would provide effective and objective counsel to the special committee in negotiating with counsel for CHL and the Luby family and determined not to seek separate counsel. On July 1, 2002, Robinson Silverman combined its practice with that of Bryan Cave LLP, and the combined firm (known as Bryan Cave LLP) continues to act as counsel to the Company and to the special committee. The special committee considered several investment banking firms to act as financial advisor. The special committee determined to engage Legg Mason after extensive consideration of various factors, none of which was specifically weighted, including the qualifications and experience of Legg Mason, its knowledge of the Company and its financial condition and prospects, and the fact that Legg Mason, having conducted an extensive sale process for the Company, was familiar with the potential universe of buyers of the Company and the Company's financial condition.

     On June 14, 2002, one of our large stockholders sent to Bryan Cave a letter expressing its objections to the proposed transaction and its belief that the transaction is "grossly inadequate and does not maximize shareholder value." In the letter, the stockholder expressed the view that the Company's market price is low due to current interest rate conditions, and that the board of directors should wait until interest rates increase before considering a sale; that the offer is low in relation to the Company's cash balance; and that the offer is low in relation to the value paid by Ford Motor Company for APCO, another public warranty company, in July 1999, almost three years earlier. The stockholder offered to provide the special committee with ideas and information that would allow the Company "to better maximize shareholder value" than through the proposed transaction with CHL. The stockholder also objected to the board of directors having determined approximately one year earlier not to permit the stockholder to increase its stock ownership above the 15% limitation imposed by the Company's rights plan. In a letter dated May 24, 2001, the same stockholder had requested that the board of directors waive the application of its rights plan to allow it to invest additional funds in the Company's securities and to increase its stock ownership from approximately 15% to 25% without triggering any of the plan's protective provisions. By letter dated June 26, 2001, the Company responded that it did not believe there was sufficient basis for a waiver or modification of the rights plan's limitations. The Company's determination not to grant the waiver was based on the board's general policy that, in the absence of compelling reasons, the Company should not waive the general application of the rights plan's limitations.

     Bryan Cave forwarded the June 14, 2002 letter to the members of the special committee, who considered it at a meeting held on June 19, 2002. The letter was considered further at the special committee meeting on July 2, 2002 at which the special committee approved the retention of Legg Mason. At that meeting, the special committee instructed Bryan Cave to request a written proposal from the stockholder as to what, if any, ideas and proposals it had. Thereafter, in response to an invitation from Bryan Cave, on July 15, 2002, the stockholder sent a letter to Bryan Cave and to Legg Mason setting out a proposed transaction in which the Company would not be sold but, instead, would pay an extraordinary dividend of $5.00 per share and remain in business thereafter as a public company. In the letter, the stockholder made certain assumptions as to the value of the Company following such a dividend, based on a price/earnings ratio equal to the ratio to earnings represented by the CHL offer, applied to pro forma earnings based on portfolio earnings on the Company's remaining portfolio of marketable securities at rates equal to the 25 year average rate on two-year United States treasury securities, a rate substantially higher than the current interest rates and higher than the interest rate on such securities at any time during the past six years. In the letter, the stockholder concluded that the combination of such a dividend and the remaining value of the Company using these interest rate and price earnings assumptions would be from $13.25 to $19.50 per share, if the price/earnings ratio were the same as that implied in the July 1999 acquisition by Ford Motor of APCO.

     At the request of the special committee, Legg Mason evaluated the stockholder's proposal and presented its evaluation to the special committee at a meeting held on July 30, 2002. Legg Mason concluded that the stockholder had substantially overestimated the amount of cash held by the Company that can be paid out in a dividend without impairing our operations. Legg Mason also concluded that the stockholder's pro forma market valuations of the Company following such a dividend were not realistic because they were based on price/earnings ratios much higher than the Company's price/earnings ratio immediately before the CHL offer and even higher than the Company's historical price/earnings ratio for the preceding 12 months, and were based on earnings projections that depended on interest rates increasing to the levels in effect only before 1992, except for a short period in 1995.

     Legg Mason's conclusion was based on its analysis of the Company's available cash and cash equivalents as of April 30, 2002, the then most recent available information regarding its cash position, and its ability to use this cash for a distribution to the Company's stockholders as opposed to using it for its operations. Under this so-called "free cash analysis," Legg Mason analyzed three scenarios that estimated the cash available to the Company subsequent to adjustment for any contingencies payable, working capital deficits and deferred contract revenue liabilities. The first scenario assumed no further adjustments to cash, the second assumed that the Company must maintain a $5 million working capital balance and the third assumed that the Company must maintain a $5 million working capital balance and that the Company's subsidiary, National Service Contract Insurance Company Risk Retention Group, Inc., must maintain investment assets to support a $6.5 million statutory surplus. These scenarios resulted in potential free cash available to stockholders of between $773,000 and $12.3 million, or $0.20 to $3.11 per share.

     Legg Mason subsequently calculated the effect of a special dividend on the Company's share price based on a price/earnings ratio multiple under each of the three scenarios set forth above in connection with the free cash analysis. Based on this analysis, Legg Mason determined a potential transaction value per share, defined as the share price as a multiple of earnings per share for the twelve months ended April 30, 2002, adjusted for the effects of a one-time cash dividend per share, plus the one-time cash dividend per share, for each of the three scenarios. Utilizing the price/earnings ratio of 11.6x that existed on June 3, 2002, just prior to the offer by CHL and the Continuing Stockholders, Legg Mason calculated a transaction value range of $4.63 per share to $7.20 per share. Utilizing the Company's two-year average price/earnings ratio of 9.7x, Legg Mason calculated a transaction value range of $3.89 per share to $6.55 per share.

     Legg Mason's analysis was provided to the special committee for the purpose of analyzing the stockholder's proposal only and was not included as part of the fairness opinion delivered to the Company on September 26, 2002. Legg Mason has advised the Company that it does not believe that this type of analysis is appropriate for determining the value of the Company or the Company's stock price. The analysis makes no assumptions as to the ability of the Company to continue to operate as a public company subsequent to any special dividend nor does the analysis make any assumptions regarding the taxation of any special dividend. The Legg Mason report is attached as an exhibit to the Schedule 13E-3 that we filed with the Securities and Exchange Commission in connection with this transaction. It is available for inspection or copying by following the procedures set forth under "Where You Can Find More Information" beginning on page 55.

     Based, in part, on the foregoing analyses, the special committee rejected the stockholder's proposal.

     On July 2, 2002, Ruskin Moscou & Faltischek, PC, counsel to CHL and the Luby family, submitted to Bryan Cave a draft agreement and plan of merger. On July 29, Bryan Cave submitted to Ruskin Moscou comments to the draft, including a reduction in scope of the representations and warranties to be provided by the Company and the elimination of certain covenants on the part of the Company. Over the next six weeks, negotiations ensued with respect to the draft merger agreement. Four additional drafts were circulated before the parties signed the final version of the merger agreement on September 26, 2002.

     While the special committee was authorized to seek other offers as an alternative to the CHL offer, it elected not to do so in light of the public sale process that had been conducted by Legg Mason from January 2001 through October 2001 and the public announcement in June 2002 of the CHL offer, including the price to be paid. The special committee took into account, among other factors and without assigning specific weight to any particular factor, that the recent sale process involved all of the potential buyers that could be identified by the Company and Legg Mason, had not resulted in any firm offers, and had not resulted in any indications of interest that provided a premium to the market price (other than the Lynx proposal, which the Company did not pursue due to its conditional nature). The special committee also considered that each of the potential purchasers had withdrawn from the process due to the Company's size or its financial condition and that no potential purchasers approached the Company or Legg Mason following the announcement of CHL's proposal. It further took into account the decline in the securities markets and in the Company's gross profit margins and operating profits since the conclusion of the sale process.

     The special committee had the authority to seek to negotiate an increase in the price offered by CHL in the transaction. The special committee discussed the potential for a price increase with representatives of CHL, but the committee was advised by Chester J. Luby that CHL was not prepared to offer or to negotiate a higher price. The committee, after deliberations with regard to the price offered by CHL, determined not to terminate the merger discussions following this indication from CHL as it was the committee's view that the transaction proposed by CHL, including the proposed purchase price, was in the best interests of our stockholders, other than the Continuing Stockholders.

     On September 26, 2002, the special committee met with Legg Mason and Bryan Cave. Legg Mason informed the special committee that based upon and subject to certain limitations, assumptions and qualifications to be set forth in its written opinion, it was of the opinion that the $6.00 cash price per share proposed to be paid to the stockholders other than the Continuing Stockholders, is fair from a financial point of view. The written opinion of Legg Mason was delivered later that day. Based upon the considerations set forth below in "Special Factors -- Our Position as to the Fairness of and Reasons For Recommending Approval of the Merger," the special committee recommended to the board of directors that it adopt and approve the merger agreement.

     Later in the day on September 26, 2002, a special meeting of the board of directors was held. All of the directors were present. Mr. Kirsch gave a report on behalf of the special committee detailing various factors considered by the special committee and advising that the special committee recommended that the board of directors adopt and approve the merger agreement and the merger. The board of directors then approved the merger agreement, determined that the merger agreement and the merger are advisable and fair to and in the best interests of the Company and our stockholders (other than the Continuing Stockholders), and voted to submit the merger agreement, together with the recommendation of the board of directors, to the stockholders for the purpose of adopting the merger agreement and merger.

     Although they were present during the deliberations of the board, as directors with an interest in the proposed transaction, Chester J. Luby and Cindy H. Luby neither participated in the board's discussions nor voted in connection with the merger. Therefore, the three members of the special committee were the only three directors of our five-member board who voted with respect to the merger. Neither Chester Luby nor Cindy Luby attended any of the meetings of the special committee or reviewed any of the materials prepared at its request.

     After the board of directors meeting on September 26, 2002, the parties entered into the merger agreement described in this proxy statement. Promptly after the meeting we issued a press release announcing the execution of the merger agreement.

     Contemporaneously with the execution of the merger agreement, the Company entered into a voting agreement with Chester J. Luby, Joan Luby, Cindy H. Luby and CHL. Under that agreement, each of them agreed to vote his, her or its shares, and the shares held by any entity controlled by them, in favor of the merger agreement and not to vote in favor of any proposal that may frustrate the purposes of the merger agreement, other than a merger or takeover proposal by a third party that is deemed by our board of directors to be superior to the transactions contemplated by the merger agreement. The voting agreement expires upon the completion of the merger or the termination of the merger agreement, whichever occurs first.

LEGAL PROCEEDINGS

     On September 30, 2002, a purported class action on behalf of our stockholders other than the Continuing Stockholders was filed in the Court of Chancery of Delaware in a complaint entitled Monroe Robertson v. Interstate National Dealer Services, Inc., Chester J. Luby, Cindy H. Luby, Harvey Granat, Donald Kirsch and William H. Brown. C.A. No. 19941. Among other things, the complaint alleges that the defendants failed to initiate an auction after they put the Company up for sale; that they are acting to better their own interests at the expense of the Company's stockholders other than the Continuing Stockholders; and that they breached their fiduciary duty in connection with the proposed merger by not acting to maximize shareholder value. The lawsuit seeks, among other things, to enjoin the proposed transaction and seeks payment of plaintiff's attorney's and expert's fees. The Company believes that the lawsuit is without merit, and intends to vigorously defend the suit.

CERTAIN EFFECTS OF THE MERGER

     As a result of the merger, the separate corporate existence of CHL will cease and Interstate will continue as the surviving corporation, wholly owned by the Continuing Stockholders. The merger will also have the following effects:

     Effect on Holders of our Common Stock. If the merger is completed, holders of our common stock, other than the Continuing Stockholders and stockholders who exercise their appraisal rights, will receive $6.00 in cash, without interest and less withholding taxes, if any, for each share of common stock they own, and they will not have the opportunity to participate in our future earnings, profits and growth, if any. The Continuing Stockholders will continue to participate in future profits and/or losses of the surviving corporation.

     Effect on Holders of Options and Warrants. If the merger is completed, all options and warrants to purchase Interstate shares of common stock will be canceled and each holder of options or warrants will be entitled to receive, subject to applicable tax withholdings, if any, a cash amount equal to (i) the excess, if any, of $6.00 (without interest and less withholding taxes, if any) over the exercise price of the option or warrant, multiplied by (ii) the number of shares subject to the option or warrant.

     Reporting Requirements. We are currently subject to reporting requirements under the Exchange Act. If the merger is completed, the registration of our shares under the Exchange Act will be terminated, no further reports will be filed and the shares will not be eligible for listing or trading on any exchange or automated quotation system.

     De-listing of our Shares on the Nasdaq National Market System. Our common stock is currently listed on the Nasdaq National Market System. If the merger is completed, the shares will be voluntarily de-listed.

     The following table sets forth for the Continuing Stockholders, (i) based upon the approximate aggregate percentage of their beneficial ownership of Interstate common stock as of November 1, 2002, their interest in the net book value and the net income of the Company as of and for the nine months ended July 31, 2002, and (ii) on a pro forma basis as if the merger was completed on July 31,

2002, based upon their beneficial ownership of the capital stock of the surviving corporation, their interest in the net book value and the net income of the Company as of and for the nine months ended July 31, 2002. Figures in the table are unaudited.

                                              AS OF AND                                    PRO FORMA AS OF AND
                               FOR THE NINE MONTHS ENDED JULY 31, 2002         FOR THE NINE MONTHS ENDED JULY 31, 2002 (1)
                            ---------------------------------------------   --------------------------------------------------
                                                      INTEREST IN                                      INTEREST IN
                                              ---------------------------                   ----------------------------------
                               OWNERSHIP         NET BOOK         NET         OWNERSHIP        NET BOOK             NET
                                INTEREST          VALUE          INCOME      INTEREST(1)     VALUE (1)(3)        INCOME(1)
                            ---------------   -------------   -----------   -------------   --------------   -----------------
Continuing Stockholders           24.6%(2)     $5,030,370      $332,219     100%              $3,977,860        $  801,332(4)

----------
(1) Gives effect to the merger as if it was completed (i) on July 31, 2002 for the purpose of calculating net book value as of that date, and (ii) as of November 1, 2001 for purposes of calculating net income for the nine months ended July 31, 2002.

(2)   As of November 1, 2002.

(3) Assumes that the merger gives rise to $3,650,859 of excess purchase price over net book value.

(4) Net income after the merger for the nine months ended July 31, 2002 includes on a pro forma basis for the merger, interest expense on $13,000,000 of financing commencing on November 1, 2001 at an interest rate of 6% per annum. In addition, interest income for the nine months ended July 31, 2002 has been reduced by the interest income earned on $7,000,000 at a rate of 3.8% per annum which amount is assumed to have been expended on November 1, 2001. The total cost of the transaction is estimated to be approximately $20,000,000.

OUR POSITION AS TO THE FAIRNESS OF AND REASONS FOR RECOMMENDING APPROVAL OF THE MERGER

     Board of Directors' Recommendation to Stockholders. In November 2000, the Company retained Legg Mason to act as a financial advisor to the Company in seeking strategic alternatives including, among others, the possible sale of the Company. Legg Mason and the Company actively marketed the Company, but this effort did not result in any firm offers. The merger transaction currently being proposed by the Continuing Stockholders is the result of that unsuccessful marketing effort.

     Our board of directors consists of five directors, three of whom served on the special committee which was formed to represent solely the interests of our stockholders other than the Continuing Stockholders. At the meeting of the board of directors on September 26, 2002, the special committee, with its legal and financial advisors participating, reported to the full board of directors on the special committee's consideration of the merger agreement, including the financial terms of the proposed merger and the factors taken into account by the special committee in reaching its determination to recommend that the board of directors approve the merger agreement. The material information and factors considered by the board of directors in its consideration of the merger were the same factors considered by the special committee, including those factors that support the merger as well as those that may weigh against it. Based on these factors, and without performing any additional analyses, the board adopted the analysis of the special committee and concluded that the terms of the merger are fair to and in the best interest of the Company and its stockholders, other than the Continuing Stockholders. In addition, the board of directors considered the recommendation of the special committee and believes that these factors supported the board of directors' determination to approve and recommend that the stockholders approve the merger agreement.

     Although they were present during the board deliberations, as directors with an interest in the proposed transaction, Chester J. Luby and Cindy H. Luby neither participated in the board's discussions nor voted in connection with the merger. Therefore, the three members of the special committee were the only three directors of our five-member board who cast their vote with respect to the merger. Neither Chester Luby nor Cindy Luby attended any of the meetings of the special committee or reviewed any of the materials prepared at its request.


     Recommendation of the Special Committee. The special committee unanimously recommended that our board of directors approve the merger agreement and the merger. The special committee also unanimously recommended that our board of directors recommend the approval by our stockholders of the merger agreement and the merger. In reaching its decision, the special committee consulted with management, as well as the special committee's outside legal counsel and financial advisor, and considered a number of positive and negative factors. The positive factors included the following:

     o the changes in the service contract/extended warranty industry during the previous three years. Specifically, that industry has been subject to consolidation and some of our competitors are now owned by large and well capitalized organizations. Our competitors generally have been marketing their services more aggressively than in the past, which has increased pressure on the pricing of services in our industry. This has had an adverse impact on our gross margins: since 1999, we have experienced declines in both gross profit margins and operating income. While we anticipate future growth in revenues and profitability, we expect that the rate of growth for the foreseeable future will be lower than for the period before 1999;

     o the opinion of Legg Mason that, as of September 26, 2002, the date of its opinion, and based upon the assumptions made, matters considered and limitations of review described in the written opinion, the $6.00 per share cash consideration (without interest and less withholding taxes, if any) to be received by our stockholders, other than the Continuing Stockholders and stockholders who elect to exercise their appraisal rights, upon consummation of the merger is fair, from a financial point of view, to these stockholders;

     o the analysis performed by Legg Mason in rendering its fairness opinion, specifically its analysis of comparable "going private" transactions involving companies with a market capitalization between $10 million and $25 million; its analysis of the price of our common stock over the preceding 36 months; and a discounted net income analysis. See "Special Factors -- Opinion of Financial Advisor to the Special Committee":

     o the publicly announced sale process conducted by Legg Mason from January 2001 through October 2001, which did not result in any firm offers, and the public announcement in June 2002 of the proposal for this transaction, which did not result in any new prospective purchasers approaching the Company or Legg Mason;

     o the substantial expenses associated with the Company being publicly held;

     o the low price of our common stock and the relationship of the $6.00 cash consideration per share to the market price and recent trading activity of our common stock. Specifically, the special committee considered that the cash consideration of $6.00 per share represents a premium of approximately 25% and 17% premium, respectively, over the average closing price of the common stock during the six months and the 12 months ending on June 3, 2002, the last full day of trading before the day the offer was announced. The special committee also considered that during that entire 12 month period, the price of the Company's common stock traded above $6.00 for a period of approximately five weeks only during the summer of 2001;

     o the consideration to be paid to the holders of common stock in the merger represents a 16% premium over the net book value of $5.18 per share at July 31, 2002;

     o the consideration to be paid to the holders of common stock in the merger compared to the discounted present value range of $4.89 to $7.40 per share as calculated by Legg Mason;

     o the lack of significant trading volume in the Company's common stock for an extended period of time, as a result of which our stockholders would have difficulty selling any significant number of shares without adversely affecting the market price, compounded by the fact that over the past two years the Company has accounted for over 20% of the purchases in the market;

     o the average price of approximately $5.25 per share paid by the Company under its share buyback program between April 2000 and April 2002, during which period the Company did not pay more than $5.95 per share;

     o the provisions of the merger agreement, including the cash consideration of $6.00 per share and the limited number of conditions to CHL's obligations under the merger agreement. For example, the special committee considered the "fiduciary out" provisions under the merger agreement that would apply if we receive, prior to the special meeting of stockholders, an unsolicited proposal by a third party relating to the possible acquisition of the Company or any material portion of our voting securities or assets. Under those circumstances, if the special committee determines in good faith that the proposal is more favorable to our stockholders than the terms of the merger and provided that the board of directors, acting upon the recommendation of the special committee, determines in good faith that its fiduciary duties require it to do so, the board of directors may withdraw or modify its recommendation that our stockholders vote for the agreement or cause us to terminate the merger agreement, in which case we would pay CHL a $300,000 "break-up" fee; and

     o the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement as a result of, among other things, the financing commitment obtained by CHL.

     The special committee also considered the potential adverse factors of the proposed merger, including:

     o Following the consummation of the merger, our stockholders, other than the Continuing Stockholders, will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value. However, the special committee also considered the risks and uncertainties associated with our future prospects, including declines in both gross profit margins and operating income and continued low interest rates.

     o The Continuing Stockholders were unwilling to adopt as the standard of stockholder approval in connection with the merger the approval by a majority of the stockholders other than the Continuing Stockholders. However, the special committee determined not to pursue the request for inclusion of such a provision in order to preserve the prospects for consummating the merger transaction and since such a provision is not required by Delaware law. Moreover, the special committee considered that our stockholders have appraisal rights under Delaware law.

     o   The merger is a taxable transaction for stockholders.

     o The merger agreement contains a financing condition. Therefore, CHL has a right to terminate the merger agreement if JP Morgan Chase, or another financing source, fails to advance the funds substantially in accordance with its commitment or on other commercially reasonable terms. Nevertheless, the special committee has determined that it is likely that JP Morgan Chase will honor its commitment to advance the funds required to complete the merger.

     o CHL has the right to terminate the merger agreement if holders of more than 5% of the shares of our common stock elect to exercise their appraisal rights.

     The special committee did not consider and did not request from Legg Mason that it attempt to determine the estimated liquidation value of the Company. The special committee did not believe that this measure of value is relevant to the Company's business and would likely be less than the merger consideration proposed to be paid in the merger since liquidating the Company, even if considered an option by the Company's management, would take an extraordinary length of time in view of the Company's long term liabilities under its warranty agreements. In addition, the special committee was not able to compare the merger consideration proposed to be paid with any prior firm offers for the Company's shares by unaffiliated persons since the Company did not receive any other firm offers in its sales process.

     The discussion of factors considered by the special committee is not necessarily complete, but it is believed to include all material factors considered. While the special committee considered the foregoing factors, it did not quantify or otherwise attach any particular weights to such factors in reaching its determination. In making its recommendation to our board of directors, the special committee determined that the positive factors set forth above outweighed the negative factors set forth above.

     Procedure for Determination. Our board of directors, including the members of the special committee, CHL and the Continuing Stockholders believe that the merger is procedurally fair because, among other things:

     o the special committee consisted of three directors who are neither employed by the Company nor affiliated with the Continuing Stockholders and who were appointed by the board of directors to represent solely the interests of holders of our common stock other than the Continuing Stockholders;

     o the special committee took note of the Continuing Stockholders' unwillingness to require that the merger be approved by a majority of the stockholders other than the Continuing Stockholders. The special committee determined that requiring a simple majority vote would increase the prospects for consummating the merger transaction without affecting the procedural fairness of the merger since such a "super majority" provision is not required by Delaware law. Moreover, the special committee considered that our stockholders have appraisal rights under Delaware law; and

     o although the special committee retained the Company's outside counsel to negotiate solely on behalf of the Company's stockholders, other than the Continuing Stockholders, the special committee believes that all negotiations were conducted at arm's length by counsel on behalf of the stockholders, other than the Continuing Stockholders. Moreover, the special committee devoted substantial time and effort in evaluating the terms and conditions of the merger agreement and the merger consideration.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Unrelated to the proposed merger, by letter agreement dated November 30, 2000, we retained Legg Mason to assist us in identifying opportunities for the sale of Interstate and advise us concerning other strategic alternatives such as financings, acquisitions and other transactions. Other than the initial fee of $50,000 that was paid at the time of the execution of the letter agreement, to date we have not paid any fees to Legg Mason.

     Prior to retaining Legg Mason in November 2000, the board of directors interviewed two other potential financial advisors, each of which was deemed to be technically capable of serving as the Company's financial advisor. Based upon a variety of factors, including investment banking experience, knowledge of the industry and cost, which factors were not specifically weighted, our board of directors unanimously chose Legg Mason as its financial advisor.

     Shortly after engaging Legg Mason, we publicly announced that we had retained that firm as our financial advisor and that we were pursuing various strategic alternatives. The engagement included a possible sale of the Company or its assets. As described under the heading "Background of the Merger," during the period from its engagement until October 2001, Legg Mason, on our behalf, conducted a process in which potential strategic and financial buyers were identified and contacted to determine whether they would have an interest in acquiring the Company. Legg Mason contacted 81 potential acquirors and engaged in active discussions with the ten of these contacts who expressed an interest and were determined credible. Despite its publicly announced efforts, the process did not result in the Company receiving any firm offers to engage in a transaction. In November 2001, the engagement letter with Legg Mason expired by its terms.

     After the Luby family made its offer to enter into the merger transaction in June 2002 and the special committee was appointed, the special committee considered whether to engage Legg Mason as its financial advisor or to engage another advisor. The special committee considered several investment banking firms to act as financial advisor. After extensive consideration of various factors, none of which was specifically weighted, including the qualifications and experience of Legg Mason, its knowledge of the Company and its financial condition and prospects, and the fact that Legg Mason, having conducted an extensive sale process for the Company, was familiar with the potential buyers of the Company, the special committee determined to engage Legg Mason. On July 1, 2002, after negotiations between the special committee and Legg Mason, the special committee executed an amendment to the original engagement letter entered into between the Company and Legg Mason. The purpose of the amendment was to extend the term of the original agreement and to revise the fee structure in respect of the proposed transaction with CHL and to reflect the appointment of the special committee and the service by Legg Mason as financial advisor to the special committee. The engagement letter between Legg Mason and the Company provides that all fees to Legg Mason, other than the initial $50,000 that was paid at the time of the initial engagement, are contingent on the completion of the merger or another transaction. If the merger is consummated, Legg Mason will receive a fee of $325,000 at the closing. If another transaction is consummated, Legg Mason will be paid based on the total value of the transaction, subject to a minimum fee of $500,000.

     The special committee requested that Legg Mason evaluate the fairness, from a financial point of view, of the price to be paid in the merger to our stockholders other than the Continuing Stockholders. On September 26, 2002, Legg Mason delivered to the special committee its opinion that, as of that date, and based upon the assumptions made, matters considered and limitations of review described in the written opinion, the $6.00 per share merger consideration was fair, from a financial point of view, to our stockholders other than the Continuing Stockholders.

THE FULL TEXT OF THE OPINION, WHICH EXPLAINS CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LEGG MASON IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. LEGG MASON'S WRITTEN OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ONLY ADDRESSES THE FAIRNESS OF THE $6.00 PER SHARE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LEGG MASON'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF OUR STOCKHOLDERS AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE FOLLOWING IS ONLY A SUMMARY OF THE LEGG MASON OPINION. STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION ATTACHED AS ANNEX B.

     In arriving at its opinion, Legg Mason, among other things:

     o reviewed the draft of the definitive merger agreement and certain related documents;

     o reviewed our audited consolidated financial statements as of and for the twelve month periods ended October 31, 2001, 2000, 1999 and 1998;

     o reviewed our unaudited consolidated financial statements for the nine month period ended July 31, 2002;

     o   reviewed certain publicly available information concerning Interstate;

     o reviewed our forecast financial statements furnished to Legg Mason by our senior management;

     o reviewed and analyzed certain publicly available financial and stock market data with respect to operating statistics relating to selected public companies that Legg Mason deemed relevant to its inquiry;

     o reviewed the reported prices and trading activity of our publicly-traded securities;

     o analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason considered relevant to its inquiry;

     o held meetings and discussions with certain of our officers and employees concerning our operations, financial condition and future prospects; and

     o conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate for purposes of its opinion.

     In connection with its review, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information that we supplied to Legg Mason or that is publicly available, and it did not independently verify such information. Legg Mason further relied upon the assurance of our management that they are unaware of any facts that would make that information incomplete or misleading in any material respect. Legg Mason also relied upon our management as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to it, and it has assumed that these forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to our future operating performance.

     Attached to this proxy statement as Annex D are the Company's projections prepared by the Continuing Stockholders that were submitted to and used by Legg Mason in connection with the preparation of its opinion. These forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Legg Mason relied on the forecasts and projections and did not in any respect assume any responsibility for their accuracy or completeness. The forecasts and projections are further subject to the qualifications set forth in Annex D. The Company's projections should be read in conjunction with those qualifications.

     Legg Mason did not make an independent appraisal or evaluation of our assets, properties or liabilities and it has not been furnished with any appraisal or evaluation. Because estimates of the value of businesses and assets are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Legg Mason did not review any of our books and records and assumed no responsibility for conducting a physical inspection of our properties or facilities. Legg Mason's opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to it on the date of its opinion.

     Legg Mason assumed that the merger will be consummated on the terms and conditions described in the merger agreement reviewed by it and that the definitive merger agreement will not differ materially from the draft it reviewed.

     The Legg Mason report is attached as an exhibit to the Schedule 13E-3 that we filed with the Securities and Exchange Commission in connection with this transaction. It is available for inspection or copying by following the procedures set forth under "Where You Can Find More Information" beginning on page 55. The following is a brief summary of the material financial analyses performed by Legg Mason in preparing its opinion:

COMPARABLE COMPANY ANALYSIS

     Legg Mason reviewed and compared selected historical financial, operating and stock market information of certain companies in lines of business believed to be generally comparable to ours in the specialty insurance and service contract and warranty industries. These companies were Acceptable Insurance Companies Inc., Baldwin & Lyons, Inc., Danielson Holding Corporation, Merchants Group, Inc., The National Security Group, Inc., 21st Century Holding Company, Vesta Insurance Group, Inc. and Warrantech Corporation.

     Specifically, Legg Mason analyzed the respective multiples of the equity value of these companies to their last twelve months' ("LTM") earnings per share ("EPS") and their most recent book value. Legg Mason's analysis indicated the following:

                           EQUITY VALUE AS A MULTIPLE OF
                           -----------------------------
                            LTM EPS     BOOK VALUE/SHARE
                           ---------    ----------------
                  Low          6.3x           0.2x
                  High        41.4x           2.5x
                  Median      10.7x           0.8x

     Legg Mason noted that utilizing our LTM EPS of $0.39 (excluding a non-recurring loss of $4.4 million) and applying it to the consideration of $6.00 proposed to be paid in the merger results in a multiple of 15.4x while total equity value as a multiple of book value is 1.2x.

COMPARABLE INDUSTRY TRANSACTIONS ANALYSIS

     Using publicly available information, Legg Mason reviewed and compared the purchase price and implied equity value multiples paid or announced to be paid in eight comparable transactions involving companies believed to be generally comparable to ours in the specialty insurance and service contract and warranty industries. The following transactions were reviewed:

 ANNOUNCEMENT DATE     COMPLETION DATE                 ACQUIROR                             TARGET
------------------- -------------------- ----------------------------------- -----------------------------------
February 27, 2002   April 8, 2002        Kingsway Financial Services, Inc.   American Country Holdings, Inc.
July 20, 2001       January 4, 2002      Allegheny Corp.                     Capitol Transamerica Corporation
August 14, 2000     August 14, 2000      General Motors Corp./GMAC           Universal Warranty, Inc.
                                         Insurance Holdings, Inc./General
                                         Motors Acceptance Corporation
June 10, 1999       July 21, 1999        Ford Motor Co.                      Automobile Protection Corp.
March 4, 1999       August 11, 1999      United Fire &Casualty Corp.         American Indemnity Financial Corp.
December 23, 1998   September 24, 2002   Motor Club of America               North East Insurance Co.
December 2, 1998    May 10, 2002         Exel Ltd.                           Intercargo Corporation, Inc.
March 18, 1998      March 31, 1998       FBL Financial Group, Inc./Farm      Utah Farm Bureau Insurance Co.
                                         Bureau Mutual Insurance Co.

     Specifically, Legg Mason analyzed the respective multiples of the equity value of the acquired companies to their LTM net income and the most recent book value of these companies. Legg Mason's analysis indicated the following:

                           EQUITY VALUE AS A MULTIPLE OF
                           -----------------------------
                            LTM EPS     BOOK VALUE/SHARE
                           ---------    ----------------
                  Low         16.9x          0.6x
                  High        92.5x          4.1x
                  Median      25.2x          1.0x

     Legg Mason noted that utilizing our LTM net income of $1.6 million and applying it to the total equity value of the contemplated transaction results in a multiple of 15.1x while total equity value as a multiple of book value is 1.2x.

COMPARABLE "GOING PRIVATE" TRANSACTIONS ANALYSIS

     Legg Mason reviewed selected publicly available financial and stock market information of eight "going private" transactions with equity values between $10 million and $25 million completed or announced and still pending between April 2001 and June 2002. The following transactions were reviewed:

 ANNOUNCEMENT DATE    COMPLETION DATE            ACQUIROR                             TARGET
------------------- ------------------- ------------------------- ----------------------------------------------
June 30, 2002       N/A                 Management Group          Tumbleweed, Inc. (remaining 53% stake)
April 16, 2002      N/A                 Management Group          Stephan Co.
April 10, 2002      N/A                 Management Group          PartsBase, Inc. (remaining 35% stake)
April 3, 2002       May 20, 2002        Management Group          CBNY Investment Services
November 6, 2001    February 11, 2002   Management Group          Leapnet Inc. (remaining 85% stake)
August 10, 2001     November 27, 2001   Investor Group            Buy.com
May 22, 2001        December 21, 2001   Schaden Acquisition Co.   Quizno's Corp. (remaining 32% stake)
April 26, 2001      November 14, 2001   Investor Group            Specialty Catalog Corp. (remaining 71% stake)

     Legg Mason then analyzed the premium as a percentage of the per share price paid in each of these eight transactions compared against the closing price of the shares one day, one week and one month prior to the announcement of the transaction. Legg Mason's analysis indicated the following:

            ONE DAY PRIOR TO DATE OF  ONE WEEK PRIOR TO DATE OF   ONE MONTH PRIOR TO DATE OF
                  ANNOUNCEMENT               ANNOUNCEMENT                ANNOUNCEMENT
           ------------------------- --------------------------- ----------------------------
  Low                    0%                      (5.6)%                      (41.4)%
  High                95.8%                      95.8%                        90.5%
  Median              14.9%                      40.0%                        50.0%

     Legg Mason then applied the same analysis to Interstate which indicated the following:

                ONE DAY PRIOR TO DATE OF   ONE WEEK PRIOR TO DATE OF   ONE MONTH PRIOR TO DATE OF
                      ANNOUNCEMENT                ANNOUNCEMENT                ANNOUNCEMENT
               -------------------------- --------------------------- ---------------------------
  Interstate               29.6%                      30.4%                       20.7%

     Legg Mason noted that no company, transaction, or business used in the comparable companies, selected transactions, or "going private" transaction analysis is identical to Interstate or the contemplated transaction, as the case may be. Accordingly, an analysis of the results of the foregoing is not entirely quantitative. Instead, the analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, selected transaction, "going private" transaction, or the company or transaction to which they are being compared. Legg Mason noted in particular that there were significant differences between the comparable companies and us, and between the selected acquisitions and the contemplated transaction.

DISCOUNTED NET INCOME ANALYSIS

     Legg Mason performed a discounted net income analysis of our company. Legg Mason calculated a net present value of estimated net income for the years 2003 to 2007 using discount rates ranging from 17.2% to 21.2%. Projected financial and other data were supplied by the management of our company. Legg Mason calculated our company's terminal values in the year 2007 based on multiples ranging from 8.0x to 12.0x projected net income. These terminal values were then discounted to present value using discount rates from 17.2% to 21.2%. Using the foregoing terminal values and discounted net income for our company, as set forth in the table below, the equity value ranged from $4.89 to $7.40 per share, as compared to the proposed $6.00 per share in the contemplated transaction.

                                  POST 2007 NET INCOME MULTIPLE
                  --------------------------------------------------------------
 DISCOUNT RATE       8.0x         9.0x         10.0x        11.0x        12.0x
---------------   ----------   ----------   ----------   ----------   ----------
  21.2%            $  4.89      $  5.26      $  5.63      $  6.01      $  6.38
  20.2%               5.06         5.45         5.84         6.23         6.62
  19.2%               5.24         5.65         6.05         6.46         6.86
  18.2%               5.44         5.86         6.28         6.70         7.13
  17.2%               5.64         6.08         6.52         6.96         7.40

     Legg Mason noted that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Legg Mason's opinion. In arriving at its fairness determination, Legg Mason considered the results of all its analyses. The analyses were prepared solely for purposes of Legg Mason's opinion to the special committee as to the fairness to our stockholders (other than the Continuing Stockholders), from a financial point of view, of the consideration to be received by our stockholders in the transaction and do not purport to be appraisals that necessarily reflect the prices at which assets, businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties, none of the Company nor Legg Mason nor any other person assumes responsibility if future results are materially different from those forecast.

CHL'S AND THE CONTINUING STOCKHOLDERS' PURPOSE, REASONS AND OTHER CONSIDERATIONS FOR THE MERGER

     The Company's board has over a period of time considered various strategic alternatives for the purpose of increasing value for the Company's stockholders. In November 2001, the board determined to more actively pursue a potential sale of the Company, as well as other strategic alternatives, and at that time the Company retained Legg Mason to assist it in these efforts. Chester J. Luby and Cindy H. Luby, who are Continuing Stockholders and members of the Company's board as well as of senior management, concurred with the board's determination and actively participated in this sale process.

     The sale process conducted by Legg Mason and the Company from January 2001 through October 2001 did not result in any firm offers. Since 1999, and during the period of the sale process, the Company has experienced declines in gross profit margins and operating income, and expects that its rate of growth in revenues and profitability in the foreseeable future will be lower than for the period before 1999. CHL and the Continuing Stockholders continue to believe that a sale of the Company is the best method to provide liquidity for the Company's stockholders. In addition, in view of the Company's prospects for growth in revenues and profitability, they determined that at this time the merger, on the terms proposed, represents the best method to maximize value for the Company's stockholders. CHL and the Continuing Stockholders have informed us that they are engaging in the merger in order to facilitate the transfer of ownership of the Company to the Continuing Stockholders and allow all other stockholders to receive the merger consideration for the following additional reasons:

     o the Continuing Stockholders' unsuccessful attempts, during the past two years, to create a liquidity event for all of the stockholders, including themselves. Since the Continuing Stockholders are, at this time, able to create a liquidity event only for the other stockholders but not themselves, they believe that if a liquidity event can be created in the future for themselves, it may be more easily accomplished if the Company is then a private company, although there are no plans or prospects for the same at this time, and there can be no assurance of the same in the future;

     o Interstate's common stock has been trading at a price that CHL did not consider to be reflective of the fair value of the Company whereas the $6.00 merger consideration will provide our stockholders, other than the Continuing Stockholders, and stockholders exercising their appraisal rights, with a fair cash payment for their common stock;

     o the elimination of the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including the enhanced requirements of newly enacted federal laws relating to corporate governance; and

     o   the ability to implement various financing alternatives.

     CHL and the Continuing Stockholders have advised us that neither CHL nor any of the Continuing Stockholders have had discussions with any party or have formulated plans concerning any purchase or sale of assets, or concerning any type of financing except as it relates to the merger.

CHL'S AND THE CONTINUING STOCKHOLDERS' POSITION AS TO THE FAIRNESS OF THE MERGER

     CHL and the Continuing Stockholders have informed us that they believe that the merger and the consideration to be paid to our stockholders, other than the Continuing Stockholders, are fair to those stockholders. CHL and the Continuing Stockholders have informed us that they base their belief on the following factors:

     o the consideration to be paid to the holders of common stock in the merger represents a premium of approximately 25% and 17%, respectively, over the average closing price of the shares during the six months and 12 months ending on June 3, 2002, the last trading day preceding the announcement of the offer. CHL and the Continuing Stockholders believe that these time periods most accurately reflect the market conditions currently affecting the Company and that a longer period would include market factors that are not currently relevant. CHL and the Continuing Stockholders also considered that during that entire 12 month period, the price of the Company's common stock traded above $6.00 for approximately a five week period only during the summer of 2001. CHL and the Continuing Stockholders did not believe that the market price during that five-week period was representative of the market price for the Company's common stock in view of the historical market price of the common stock before and after that five week period;

     o the consideration to be paid to the holders of common stock in the merger represents a 16% premium over the net book value of $5.18 per share at July 31, 2002;

     o as a result of a reduction in the overall interest rates, our investment income has decreased significantly resulting in lower profits;

     o the changes in the service contract/extended warranty industry during the previous three years. Specifically, that industry has been subject to consolidation and some of our competitors are now owned by large and well capitalized organizations. Our competitors generally have been marketing their services more aggressively than in the past, which has increased pressure on the pricing of services in our industry. This has had an adverse impact on our gross margins: since 1999, we have experienced declines in both gross profit margins and operating income. While we anticipate future growth in revenues and profitability, we expect that the rate of growth for the foreseeable future will be lower than for the period before 1999;

     o the publicly announced sale process conducted by Legg Mason from January 2001 through October 2001 which did not result in any firm offers, and the public announcement in June 2002 of the proposal for this transaction which did not result in any new prospective purchasers approaching the Company or Legg Mason;

     o after a thorough review with independent financial and legal advisors, the special committee, which consisted of directors who are not our employees or affiliated with CHL, unanimously recommended that the board of directors approve the merger agreement and the merger;

     o based upon the recommendation of the special committee and other considerations, our board of directors determined that the merger is advisable and fair to and in the best interests of our stockholders, other than the Continuing Stockholders, and approved the merger agreement and the merger;

     o the special committee received a written fairness opinion, dated September 26, 2002, from Legg Mason stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the $6.00 per share in cash to be received by the holders of our common stock other than the Continuing Stockholders in the merger is fair to such stockholders from a financial point of view, as further described under "Special Factors -- Opinion of Financial Advisor to the Special Committee";

     o the merger agreement was negotiated at arm's length with the special committee, which acted independently, with the assistance of financial and legal advisors and on behalf of the holders of our common stock other than the Continuing Stockholders; and

     o the merger agreement contained a number of procedural safeguards, including a "fiduciary out" that would apply if we receive, prior to the special meeting of stockholders, an unsolicited proposal by a third party relating to the possible acquisition of the Company or any material portion of our voting securities or assets. Under those circumstances, if the special committee determines in good faith that the proposal is more favorable to our stockholders than the terms of the merger and provided that the board of directors, acting upon the recommendation of the special committee, determines in good faith that its fiduciary duties require it to do so, the board of directors may withdraw or modify its recommendation that our stockholders vote for the agreement or cause us to terminate the merger agreement, in which case we would pay CHL a $300,000 "break-up" fee.

     CHL and the Continuing Stockholders believe that the above factors, taken as a whole, support their conclusion that the merger is fair to the holders of our common stock who are unaffiliated with CHL.

     In determining the consideration to be paid in the merger, CHL and the Continuing Stockholders considered $6.00 to be fair to the Company' stockholders in view of the six and twelve month average market prices of the common stock and that it represented a premium over those average market prices. They also took into consideration the amount required to finance the transaction and the surviving company's ability to service the resulting debt without impairing its operations. In connection with its determination of the fairness of the merger agreement and the merger, CHL and the Continuing Stockholders adopted the conclusions as to fairness set forth under "Special Factors -- Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger," and the analyses underlying such conclusions of the special committee, based on its views as to the reasonableness of such analyses. They also reviewed the procedures followed by the special committee and the board of directors in their respective consideration of the terms of the proposed merger, and determined them to be reasonable grounds on which to decide that the merger was fair to the holders of our common stock. In view of the variety of factors considered in reaching their respective determinations, CHL and the Continuing Stockholders did not quantify or otherwise assign relative weights to the specific factors considered in reaching its belief as to fairness. Neither CHL nor the Continuing Stockholders are making any recommendation as to how the holders of our common stock should vote on the merger agreement and the merger.

     Chester J. Luby and Cindy H. Luby, who are affiliates of CHL, are also officers and directors of the Company and have interests that are in addition to, or different from, the interest of the other holders of our common stock. See "Special Factors -- Interests of Executive Officers and Directors in the Merger."

     The merger will terminate all equity interests of our stockholders other than the Continuing Stockholders. The merger consideration to be received by holders of our common stock was the result of arm's-length negotiations between representatives of CHL and the special committee and their respective advisors following the receipt of the initial proposal from CHL.

     Our common stock is currently registered under the Exchange Act and is listed for trading on the Nasdaq National Market System under the symbol "ISTN." Upon consummation of the merger, our common stock will be de-listed from Nasdaq and registration of the common stock under the Exchange Act will be terminated. The merger will allow Interstate, as the surviving corporation, to gain certain efficiencies by eliminating the time devoted by its management and certain other employees to complying with the reporting requirements of the Exchange Act, and our directors, officers and beneficial owners of more than 10% of the shares of our common stock will be relieved of the reporting requirements and restrictions on trading under Section 16 of the Exchange Act. In addition, we will be relieved of Nasdaq listing and reporting requirements.

     Approval of the merger requires the vote of at least a majority of the outstanding shares of our common stock, but does not require the separate approval of a majority of the stock held by the stockholders other than the Continuing Stockholders. CHL did not structure the transaction to require the approval of a majority of the other stockholders because such approval is not required under the Delaware merger statute and CHL wanted to maximize the likelihood of approval of the merger agreement.

FINANCING THE MERGER

     The aggregate consideration payable to our stockholders in the merger is approximately $17,845,000 (assuming that no dissenting stockholders exercise their appraisal rights). CHL has advised us that it has received a commitment letter from JP Morgan Chase to fund this amount. In addition, the cost of cashing out existing stock options and warrants, estimated to be $1,278,000, and the transaction expenses of approximately $1,000,000 will be financed by Interstate's available cash if the transaction is consummated. If there is no closing, each party will pay its own expenses. Under the terms of the JP Morgan Chase commitment letter, CHL will receive a loan in the amount of

$18,000,000. Within one business day prior to the closing of the merger, the loan proceeds will be deposited into an escrow account in the name of Continental Stock Transfer & Trust Company, the exchange agent for the transaction. Immediately upon effectiveness of the merger, all of CHL's obligations will be assumed by Interstate as the surviving entity in the merger and $5,000,000 of the $18,000,000 loan will be repaid to the bank. The balance of the loan is to be repaid in 59 monthly installments of approximately $108,333, commencing one month after the effective date of the merger. The entire unpaid principal balance will be due and payable on the fifth anniversary of the date the funds were first advanced. At the option of CHL, the loan bears interest at the rate of LIBOR plus 175 basis points or JP Morgan Chase's prime rate minus 75 basis points, in each case as adjusted at various times. Interstate will be required to enter into one or more interest rate swap transactions for the purpose of obtaining an effective fixed interest rate for the loan.

     The entire loan will be secured by a portfolio of marketable securities and the issued and outstanding shares of National Service Contract Insurance Risk Retention Group, Inc. owned by Interstate. In consideration for the loan commitment, CHL paid the bank a non-refundable structuring fee in the amount of $99,000. An additional $99,000 is due at closing.

     If the merger is completed, Interstate, as the surviving corporation, expects to repay the debt incurred in connection with the merger primarily through cash on hand, cash flow generated from operations in the ordinary course of business and/or through refinancing. Starting at the time of delivery of audited financial statements for the fiscal year ended October 31, 2003, Interstate will be required to pay to the bank 25% of its excess cash flow (as defined in the commitment letter) as a prepayment of the outstanding principal amount.

     The loan documentation is expected to contain customary representations and warranties by CHL and Interstate, including representations and warranties relating to organization, authority, enforceability, financial statements, compliance with law and other instruments, absence of material adverse changes, absence of material litigation, absence of defaults, absence of conflicts with material agreements, payment of taxes and certain business specific matters.

     The documentation will also contain numerous restrictive covenants, including usual and customary financial covenants and covenants related to capital expenditures, mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, transactions with affiliates, distributions and dividends and use of proceeds.

     The documentation will also contain standard events of default, including, among other events, defaults based on failure to pay interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

     Advance of the loan by the bank to CHL will be subject to a number of conditions, including:

     o   receipt by the bank of favorable legal opinions;

     o   receipt of Legg Mason's fairness opinion;

     o   receipt by the bank of a solvency opinion; and

     o satisfactory conclusion of the bank's due diligence of Interstate's affairs.

     JP Morgan Chase's commitment letter expires on January 15, 2003 if no portion of the loan has been funded at that time, unless extended by JP Morgan Chase and CHL. No alternative financing arrangements or alternative financing plans have been made in the event that the financing arrangements JP Morgan Chase are not completed. The documentation governing the loan has not yet been finalized and, accordingly, remains subject to change.

     CHL has agreed to use its commercially reasonable best efforts to complete the financing contemplated by, and on substantially the terms set forth in, the JP Morgan Chase commitment letter. If the JP Morgan Chase financing is or becomes unavailable, CHL has agreed to use reasonable efforts to obtain alternative financing on substantially the same terms set forth in the commitment letter or on other commercially reasonable terms. It is a condition to CHL's obligations under the merger agreement that JP Morgan Chase or another financing source advances the loan proceeds of $18 million on substantially the terms set forth in its commitment letter or on other commercially reasonable terms.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion sets forth the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of that holder's particular circumstances, or to those holders of our common stock subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders that are financial institutions, broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, or foreign corporations, stockholders who acquired their common stock through the exercise of options, warrants or similar derivative securities or stockholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of options and warrants (or similar derivative instruments) exercisable to acquire shares of our common stock. This discussion assumes that holders of our common stock hold their respective shares as capital assets within the meaning of Section 1221 of the Code. No ruling from the Internal Revenue Service will be sought with respect to the U.S. federal income tax consequences discussed herein, and accordingly there can be no assurance that the Internal Revenue Service will agree with this discussion.

     We do not intend this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address the non-income tax or foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular U.S. federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

     The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes under Revenue Ruling 78-250. In general, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between $6.00 and the stockholder's adjusted tax basis for the common stock surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) that is surrendered for cash pursuant to the merger.

     Net capital gain recognized by non-corporate taxpayers from the sale or exchange of a capital asset held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from a sale or exchange of a capital asset held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income.

     The receipt of cash, if any, pursuant to the exercise by a holder of shares of our common stock of appraisal rights under the Delaware General Corporation Law, will be taxable. We encourage any holder of shares of our common stock considering the exercise of any appraisal rights to consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

     Certain non-corporate holders of shares of our common stock may be subject to backup withholding on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder of shares of our common stock who furnishes a taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter, who provides a certificate of foreign status on Form W-8BEN or W-8ECI, or who is otherwise exempt from backup withholding. A holder of shares of common stock who fails to provide the correct TIN on Form W-9 may be subject to a $50.00 penalty imposed by the Internal Revenue Service.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of our board of directors with respect to the merger agreement and the merger, our stockholders should be aware that certain of our directors and members of our management and CHL have interests in the merger that are different from, or in addition to, the interests of holders of our common stock generally. Particularly, a number of these individuals, including members of the special committee, have received options and/or warrants that may not have been made available to other individuals.

     The names and titles of the individuals who are our directors and/or executive officers and who are known to have these interests are listed below. The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger.

                                  NUMBER OF SHARES         AMOUNT TO BE RECEIVED IN CONNECTION
      NAME AND TITLE        UNDERLYING OPTIONS/WARRANTS   WITH CANCELLATION OF OPTIONS/WARRANTS
-------------------------- ----------------------------- --------------------------------------
  Chester J. Luby                      225,000                          $477,999
  Chairman of the Board
  Chief Executive Officer
  Cindy Luby                           295,834                          $490,611
  Director
  President,
  Chief Operating
  Officer
  Lawrence Altman                       37,500                          $ 73,969
  Senior Vice President
  Zvi Sprung                            24,400                          $ 25,983
  Chief Financial Officer
  William Brown                         11,200 (1)                      $ 25,400
  Director
  Member of Special
  Committee
  Donald Kirsch                         15,000                               -0-
  Director
  Member of Special
  Committee
  Harvey Granat                         15,000 (2)                           -0-
  Director
  Member of Special
  Committee

----------
(1)   Mr. Brown also owns 6,800 shares of our common stock.

(2)   Mr. Granat also owns 1,200 shares of our common stock.

     Chester Luby, our Chairman and Chief Executive Officer, and Cindy Luby, a director and our President and Chief Operating Officer, will not receive the merger consideration of $6.00 cash per share. However, they will receive cash in consideration for the cancellation of their options, as set forth in the above table.

     Following the consummation of the merger, the Company, as the surviving entity, will be owned by the Continuing Stockholders. None of the Company's employees, including Chester J. Luby and Cindy H. Luby, will receive any change of control or severance payments in connection with the merger, except for Lawrence Altman, the Company's Senior Vice President of Marketing, who may be entitled to a cash payment under certain circumstances if his employment agreement is terminated following the merger. The Continuing Stockholders expect that the Company's senior management will remain with the Company after completion of the merger on substantially the same employment terms as are currently in place. The three members of the special committee will cease to be members of the board upon completion of the merger.

PLANS OR PROPOSALS AFTER THE MERGER

     Assuming consummation of the merger, CHL has informed us that, following the consummation of the merger, and assuming that conditions prevailing in automotive and vehicle service contract industry from time to time allow, and subject to the financial condition and prospects of Interstate, it may take one or more actions, including without limitation the following:

     o   conduct a public or private financing depending on market conditions;

     o   seek to acquire other companies in the same or related businesses;

     o   market the Company for sale; or

     o   redeem shares of stock or pay dividends to the Continuing Stockholders.

     CHL and the Continuing Stockholders have advised us that neither CHL nor any of the Continuing Stockholders have had discussions with any party or have formulated plans concerning any of the foregoing actions.

COMPARATIVE MARKET PRICE DATA

     Our common stock, par value $.01 per share is listed for trading on the Nasdaq National Market System under the symbol "ISTN." The following table sets forth for the periods indicated the high and low closing sales prices of the shares of common stock as reported by Nasdaq. The quotations represent prices between dealers and do not include retail mark-ups, mark-downs or commissions.

                                                    CLOSING PRICES
                                               -------------------------
                                                   HIGH          LOW
                                               -----------   -----------
         Fiscal 2000
          First Quarter Ended January 31        $  6.250      $  5.063
          Second Quarter Ended April 30            7.375         4.750
          Third Quarter Ended July 31              6.313         4.719
          Fourth Quarter Ended October 31          6.125         4.969

         Fiscal 2001
          First Quarter Ended January 31           6.250         5.625
          Second Quarter Ended April 30            6.063         4.563
          Third Quarter Ended July 31              6.450         5.130
          Fourth Quarter Ended October 31          6.950         4.360

         Fiscal 2002
          First Quarter Ended January 31           5.250         4.550
          Second Quarter Ended April 30            5.000         4.270
          Third Quarter Ended July 31              5.799         4.451
          Fourth Quarter Ended October 31          5.930         5.130

         Fiscal 2003
          First Quarter Through December 3         5.720         5.570

     On June 3, 2002, the last full trading day before the day on which the proposed merger was announced by Interstate, the closing sales price per share was $4.63. On December 3, 2002, the most recent practicable trading day prior to the date of mailing of this proxy statement, the closing sales price per share was $5.70. You should obtain current market price quotations for the common stock in connection with voting your shares.

DIVIDENDS

     We have never declared a dividend. Under the merger agreement, we have agreed not to declare or pay any dividends on our common stock prior to the closing of the merger or the earlier termination of the merger agreement.


              COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended October 31, 2001, and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2002, copies of which are being distributed together with this proxy statement. The selected consolidated financial data set forth below for each of the years in the five-year period ended October 31, 2001, and as of the end of each of such periods, have been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, who were our independent accountants for those periods. The selected consolidated financial data set forth below as of and for the nine months ended July 31, 2002 and 2001 have been derived from our unaudited consolidated financial statements, which appear in our Form 10-Q for the quarter ended July 31, 2002. The unaudited consolidated financial statements have been prepared on a basis consistent in all material respects with the audited consolidated financial statements appearing elsewhere herein and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The consolidated financial statements as of October 31, 2001 and 2000, and for each of the years in the three-year period ended October 31, 2001, and our independent accountants' report thereon, are included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2001.

                                     2001           2000           1999
                                -------------- -------------- --------------
Revenues ......................  $59,853,318    $61,654,625    $56,151,613
(Loss) income from continuing
 operations ...................     (252,985)     2,870,658      3,088,560
Loss from discontinued
 operations ...................           --       (803,246)      (273,753)
Net (loss) income .............     (252,985)     2,067,412      2,814,807
Per Diluted Share:
(Loss) income from continuing
 operations ...................         (.06)           .61            .62
Loss from discontinued
 operation ....................           --           (.17)          (.05)
Net (loss) income .............         (.06)           .44            .57
Total assets ..................   86,613,542     79,784,928     68,661,087
Long term obligations .........   56,799,324     48,474,194     37,262,045
Stockholders' equity ..........   19,343,074     20,800,567     20,924,415

                                                               NINE MONTHS ENDED JULY 31,
                                                              -----------------------------
                                     1998           1997           2002           2001
                                -------------- -------------- -------------- --------------
Revenues ......................  $49,283,426    $37,928,719    $45,655,174    $44,439,460
(Loss) income from continuing
 operations ...................    3,303,802      2,136,673      1,350,482      1,829,735
Loss from discontinued
 operations ...................           --             --             --             --
Net (loss) income .............    3,303,802      2,136,673      1,350,482      1,829,735
Per Diluted Share:
(Loss) income from continuing
 operations ...................          .67            .54            .33            .42
Loss from discontinued
 operation ....................           --             --             --             --
Net (loss) income .............          .67            .54            .33            .42
Total assets ..................   53,406,741     41,282,561     90,827,795     86,582,382
Long term obligations .........   28,216,427     20,111,223     61,886,752     55,289,871
Stockholders' equity ..........   18,115,563     14,458,838     20,448,660     21,395,262

                           CHL FINANCIAL INFORMATION

     The following sets forth the balance sheet for CHL Holdings Corp. as of October 31, 2002 and its income statement for the period from inception on August 13, 2001 through October 31, 2002. The financial statements set forth below are prepared on an accrual basis and are unaudited. In the opinion of CHL, the financial statements fairly present the financial position of CHL as of October 31, 2002, and for the period from inception until the indicated date. CHL has conducted no business activity other than in connection with transactions relating to the acquisition of the Company.

                      BALANCE SHEET
                 AS OF OCTOBER 31, 2002
                        UNAUDITED
     ASSETS:
     Cash ................................    $    5,910
     Prepaid expenses ....................       198,000
                                              ----------

                                              $  203,910
                                              ==========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
     LIABILITIES
     Accounts payable ....................    $  175,000
     Loans from related parties ..........       179,900
                                              ----------

     Total liabilities ...................       354,900
                                              ----------

     STOCKHOLDERS' DEFICIT
     Common stock ........................    $      100
     Retained loss .......................      (151,090)
                                              ----------

     Total stockholders' deficit .........      (150,990)
                                              ----------

                                              $  203,910
                                              ==========


                    INCOME STATEMENT
             FOR THE PERIOD FROM INCEPTION
       (AUGUST 13, 2001) THROUGH OCTOBER 31, 2002
                       UNAUDITED
     EXPENSES:
     Professional fees ...................    $151,000
     Miscellaneous fees ..................          90
                                              --------

     Net loss ............................     151,090
                                              ========

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of our common stock, as of December 1, 2002, by each person known by us to be the beneficial owner of more than five percent of our common stock, by each of our directors, by each of our executive officers and by all our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that person, except as otherwise set forth in the notes to the table.

                                                        SHARES BENEFICIALLY       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED (1)          OF TOTAL (1)
----------------------------------------------------   ---------------------   -------------
Chester J. Luby ....................................         705,800  (2)           16.9%
333 Earle Ovington Blvd.
Uniondale, New York 11553
Joan S. Luby .......................................         492,500  (3)           12.4%
333 Earle Ovington Blvd.
Uniondale, New York 11553
Cindy H. Luby ......................................         309,894  (4)            7.3%
333 Earle Ovington Blvd.
Uniondale, New York 11553
Lawrence J. Altman .................................          58,900  (5)            1.5%
333 Earle Ovington Blvd.
Uniondale, New York 11553
Zvi D. Sprung ......................................          24,400  (6)              *
333 Earle Ovington Blvd.
Uniondale, New York 11553
William H. Brown ...................................          18,000  (7)              *
Harvey Granat ......................................          16,200  (8)
Donald Kirsch ......................................          15,000  (9)              *
First Wilshire Securities Management, Inc. .........          431,950 (10)         10.95%
S.A.C. Capital Advisors, LLC .......................          276,200 (11)             7%
Stadium Capital Partners, L.P. .....................          522,400 (12)          13.2%
All directors and executive officers as a group
(seven persons) ....................................        1,148,194               25.1%

----------
*   less than one percent

1. Amount and percent of shares beneficially owned was computed based on 3,945,916 shares of common stock outstanding on December 1, 2002 and, in each person's case, the number of shares of common stock issuable upon the exercise of options and/or warrants to purchase common stock held by such person, or in the case of all directors and executive officers as a group, the number of shares of common stock issuable upon the exercise of options and/or warrants held by all such members of such group, but does not include the number of shares of common stock issuable upon the exercise of any other outstanding options and/or warrants.

2. Includes 225,000 shares issuable upon the exercise of stock options, all of which are currently exercisable. Does not include 26,173 shares held by our 401(k) Plan, of which Mr. Luby is a trustee, as to which he has voting power and as to which he disclaims beneficial ownership.

3. Includes 15,000 shares issuable upon the exercise of stock options, all of which are currently exercisable.

4. Includes 295,834 shares issuable upon the exercise of stock options, all of which are currently exercisable. Also includes 460 shares owned by Ms. Luby's husband, as to which Ms. Luby disclaims beneficial ownership. Does not include 26,173 shares held by our 401(k) Plan, of which Ms. Luby is a trustee, as to which she has voting power and as to which she disclaims beneficial ownership.

5. Includes 37,500 shares issuable upon the exercise of stock options, 36,300 of which are currently exercisable and the balance of which become exercisable at the rate of 1,200 options per year.

6. Consists of shares issuable upon exercise of stock options, 21,600 of which are currently exercisable and the balance of which will become exercisable in annual increments of 1,600 options.

7. Includes (a) 10,000 shares issuable upon the exercise of stock options, all of which are currently exercisable and (b) 1,200 shares issuable upon exercise of warrants to purchase common stock, all of which are currently exercisable.

8. Includes 15,000 shares issuable upon the exercise of stock options, 9,000 of which are currently exercisable and the balance of which become exercisable at the rate of 3,000 options per year.

9. Consists of shares issuable upon exercise of stock options, all of which are currently exercisable.

10. Based on information provided in Schedule 13G supplied to the Company in September 2002. First Wilshire Securities Management, Inc., a broker and investment advisor, has sole voting power over 60,850 of the 431,950 shares.

11. Based on information provided in Schedule 13G supplied to the Company in November 2000. S.A.C. Capital Advisors, LLC does not have sole voting power over these shares.

12. Based on information provided in Schedule 13G supplied to the Company in February 2002, in which Stadium Capital Partners, L.P. expressly disclaimed membership in a group. Stadium Capital Partners, L.P. does not have sole voting power over these shares. Does not include an additional 91,300 shares beneficially owned by Stadium Capital Management, LLC, Alexander Seaver and Bradley Kent.


                                  THE MERGER

     The following is a summary of the material terms of the merger agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement itself, which is attached as Annex A and incorporated in this proxy statement by reference.

     The merger agreement provides that upon satisfaction or waiver of all of the conditions to the merger agreement, CHL will be merged with and into Interstate, which will be the surviving corporation in the merger. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

     Our board of directors has determined, based on the recommendation of the special committee, that the merger is advisable and in the best interests of us and our stockholders and that the merger is fair, from a financial point of view, to our stockholders other than the Continuing Stockholders. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions it contemplates. See "Special Factors -- Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger." As directors with an interest in the proposed transaction, Chester Luby and Cindy Luby did not participate in the board's vote. Therefore, the three members of the special committee were the only three directors of our five-member board who cast their vote in favor of the merger.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the merger is to permit our stockholders to realize a premium over the six and twelve month average market prices for their shares and to enable the Continuing Stockholders to obtain control of the Company in an orderly fashion so that CHL may pursue its business objectives for the Company. The objectives may include refinancing our operations, acquiring additional operations, combining our operations with those of other entities involved in the service contract industry, conducting a public or private financing depending on market conditions and/or entering into a transaction to sell its ownership interest in us, or substantially all of our assets. For further background on CHL's reasons for the merger, see "Special Factors -- History of the Company; Past Contacts and Negotiations with CHL," "Special Factors -- CHL's Position as to the Fairness of the Merger," and "Special Factors -- CHL's Purpose, Reasons and Other Considerations for the Merger." The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of our company from our current stockholders to the Continuing Stockholders and to provide our stockholders with cash for their shares. CHL believes that undertaking the proposed transaction in the form of a merger represents the most efficient way of accomplishing the transfer of ownership.

EFFECTIVE TIME OF THE MERGER

     If the merger agreement and the merger are approved by the requisite vote of our stockholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by us and CHL and provided in the certificate of merger. If the merger agreement and the merger are approved by our stockholders, we expect to complete the merger as soon as practicable after the special meeting.

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

     As of the effective time of the merger, by virtue of the merger and without any further action on the part of CHL, us or any holder of any of our respective equity securities:

     o Each share of our common stock issued and outstanding immediately prior to the effective time of the merger, except for those shares owned by the Continuing Stockholders and by stockholders who exercise their appraisal rights, and except for treasury shares, shall be converted into the right to receive $6.00 cash without interest and less withholding taxes, if any.

     o Each share of common stock of CHL issued and outstanding immediately prior to the effective time of the merger shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Interstate as the surviving corporation.

     All of our common stock issued and outstanding at the effective time of the merger, by virtue of the merger and without any action on the part of the holders of our common stock, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a stock certificate for our common stock shall thereafter cease to have any rights with respect to the shares of common stock represented thereby, except the right to receive the cash consideration of $6.00 (without interest and less withholding taxes, if any) for each share of our common stock upon the surrender by stockholders other than the Continuing Stockholders of such stock certificate in accordance with the merger agreement.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

     Continental Stock Transfer & Trust Company has been selected to act as paying agent with respect to the merger. Prior to or contemporaneously with the effective time of the merger, CHL shall cause to be deposited with the paying agent cash sufficient to make payments to our stockholders as provided in the merger agreement. The cash amount so deposited with the paying agent is referred to herein as the exchange fund.

     As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to the record holders of our common stock: (i) a letter of transmittal in customary form and containing such provisions as Interstate may reasonably specify (including a provision confirming that delivery of certificates for our common stock shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the paying agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for the merger consideration as contemplated by the merger agreement. Upon surrender of a stock certificate to the paying agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or the Company, (1) the holder of such stock certificate shall be entitled to receive in exchange therefore the consideration of $6.00 cash per share of our common stock (without interest and less withholding taxes, if any), and (2) the stock certificate so surrendered shall be canceled. Until surrendered as contemplated by the merger agreement, each of our stock certificates (other than those held by the Continuing Stockholders) shall be deemed, from and after the effective time of the merger, to represent only the right to receive $6.00 cash as contemplated by the merger agreement. If any stock certificate shall have been lost, stolen or destroyed, the Company may, in its discretion and as a condition precedent to the payment of the consideration of $6.00 cash per share of our common stock, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the surviving corporation may reasonably direct) as indemnity against any claim that may be made against the paying agent, CHL or Interstate as the surviving corporation with respect to such stock certificate.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Any portion of the merger consideration that remains undistributed as of the date that is 180 days after the date the merger becomes effective shall be delivered to the Company upon demand, and, if so delivered, any holders of our stock certificates who have not theretofore surrendered their stock certificates in accordance with the merger agreement shall thereafter look only to the Company for satisfaction of their claims for the merger consideration of $6.00 per share of our common stock.

     Each of the paying agent and Interstate as the surviving corporation shall be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement to any holder or former holder of our common stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code or any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are deducted or withheld, such amounts will be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid.

     Neither CHL nor Interstate as the surviving corporation shall be liable to any holder or former holder of our common stock or to any other person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record. Solicitation of proxies will be made principally by mail. We have retained D.F. King & Co., Inc., 77 Water Street, New York, N.Y. 10005, to act as our solicitation agent in connection with this proxy solicitation. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

ACCOUNTING TREATMENT

     Upon completion of the merger, Interstate, as the surviving corporation, expects to follow the accounting rules as they relate to leveraged recapitalizations.

CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     In the merger, our certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the surviving entity. However, under the terms of the merger agreement, those documents will be amended to be identical to the certificate of incorporation and the bylaws, respectively, of CHL as in effect immediately prior to the effective time of the merger. CHL has advised us that, as of the effective time of the merger, Chester J. Luby and Cindy H. Luby who are currently the directors of CHL, will become the directors of the surviving entity and our officers will remain the officers of Interstate as the surviving entity.

TREATMENT OF STOCK OPTIONS AND WARRANTS

     We have issued options exercisable to purchase our common stock to a number of employees, including Chester J. Luby and Cindy H. Luby. We have also issued warrants to our other directors.

Each option and warrant to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested immediately prior to the effective time of the merger. At the closing of the merger, each option and warrant to purchase shares of our common stock will be canceled and in consideration of such cancellation, holders of options and warrants will be entitled to receive an amount in respect of each option and warrant equal to the product of (i) the excess, if any, of $6.00 over the exercise price of the option or warrant, and (ii) the number of shares of common stock subject to the option or warrant (net of taxes, if any).

EFFECT ON OUR RIGHTS PLAN

     In 1995 our board of directors adopted a rights plan that protects Interstate against unsolicited bids and other coercive takeover attempts. The merger does not trigger any of the protective provisions under the rights plan. However, by its terms, the rights plan would survive the merger. Therefore, as permitted by the rights plan, our board will terminate the plan immediately prior to the completion of the merger.

PRINCIPAL COVENANTS CONTAINED IN THE MERGER AGREEMENT

     Access. Subject to confidentiality restrictions, we have agreed to provide CHL and its authorized representatives with access at reasonable times upon prior notice to the properties, books, records, tax returns, contracts, information, documents and personnel of us and our subsidiaries as they relate to our business as CHL may reasonably request for the purpose of making such investigation of our business, properties, financial condition and results of operations as CHL may deem appropriate or necessary.

     Confidentiality. Except as required by law, each of the Company and CHL has agreed to hold, and to cause its lenders and other investors and their respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information confidential.

     Conduct of Our Business Pending the Closing of the Merger. We have agreed to use reasonable commercial efforts to carry on our business in the usual manner, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations and to preserve current relationships with customers, distributors and suppliers. In addition, we have agreed not to, and to cause our subsidiaries not to, without the prior consent of CHL (which consent CHL agrees will not be unreasonably withheld or delayed):

     o   amend our certificate of incorporation or bylaws;

     o authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities or equity equivalents, except for the issuance and sale of shares of our common stock pursuant to options previously granted;

     o split, combine or reclassify any shares of our capital stock, declare, set aside or pay any dividend or other distribution in respect of our capital stock, make any other actual, constructive or deemed distribution in respect of our capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of our securities or any securities of any of our subsidiaries;

     o adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of involving Interstate or any of its subsidiaries;

     o alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any of our subsidiaries;

     o (A) incur or assume any long-term or short-term debt or issue any debt securities, except in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of our subsidiaries incurred in the ordinary course of business consistent with past practice; (C) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any other person; (D) pledge or otherwise encumber shares of our capital stock or of our subsidiaries;
         (E) mortgage or pledge any of our material assets, tangible or intangible, or create any material lien thereupon or (F) forgive any material debts owing to us or our subsidiaries;

     o enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof; provided, however, that this shall not prevent us or our subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice;

     o acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;

     o except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by us;

     o (A) acquire or agree to acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to us and our subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     o settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by us in the aggregate of $100,000 or more;

     o adopt a shareholder rights plan or any similar plan or instrument or declare a dividend of preferred share purchase rights under the rights agreement dated October 24, 1995 between us and Continental Stock Transfer & Trust Company or take any other action which would have the effect of impairing or delaying the consummation of the merger;

     o pay, discharge, or satisfy any material claim, liabilities, or obligations, other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy any material accounts payable, liabilities, or obligations when due and payable; or

     o pay or incur any obligation to pay any fee relating to the merger to a broker, finder or investment banker.

     Indemnification of Officers and Directors. CHL has agreed that:

     o the certificate of incorporation and bylaws of the Company, as the surviving corporation in the merger, shall contain the same provisions with respect to indemnification and exculpation from liability set forth in our current certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the completion of the merger were directors, officers, employees or agents of Interstate, unless such modification is required by law; and

     o after the effective time, the Company, as the surviving corporation in the merger, shall indemnify each person who is currently or who becomes prior to the effective time of the merger an officer or director of Interstate or any of its subsidiaries against (a) all losses (including, without limitation, counsel fees and expenses), arising out of the fact that such person is or was an officer or director of Interstate or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the effective time of the merger and whether or not asserted or claimed prior to or at or after the effective time of the merger and (b) all losses based on the transactions contemplated under the merger agreement, but not in excess of that permitted by applicable law. To the extent not prohibited by applicable law, the indemnification obligation shall apply without limitation to negligent acts or omissions.

     In addition, we have agreed to procure, prior to the completion of the merger, appropriate "tail insurance coverage" to cover our current officers and directors for claims based on conduct occurring prior to the completion of the merger, which coverage shall be substantially similar to our current officer and director liability coverage. CHL has agreed that the surviving corporation will maintain that insurance coverage for a period of not less than five years following the completion of the merger or, in the event coverage is not available for a five-year period, such lesser period as is available but not less than three years. The surviving corporation shall take no action that would lead to the termination or modification of this insurance coverage prior to the expiration of that period.

     Reasonable Efforts to Complete Transactions. We have agreed to use reasonable efforts to take all actions to consummate the transactions contemplated by the merger agreement, including:

     o   the making of all necessary applications, registrations and filings;

     o the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from third parties;

     o the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement; and

     o the defending of any lawsuits or other legal proceedings challenging the merger agreement.

     In addition, CHL has agreed to use its commercially reasonable best efforts to complete the financing contemplated by, and on substantially the terms set forth in, the JP Morgan Chase commitment letter. If the JP Morgan financing is or becomes unavailable, CHL has agreed to use reasonable efforts to obtain alternative financing on substantially the same terms set forth in the commitment letter or on other commercially reasonable terms.

     Notice of Breach; Disclosure. Interstate and CHL have agreed promptly to notify the other of (i) any of its representations or warranties contained in the merger agreement becoming untrue or inaccurate, (ii) its failure to comply with or satisfy covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, (iii) the occurrence of events which individually or in the aggregate, is reasonably likely to have an adverse effect, or (iv) the commencement of or, to the extent we have knowledge of the threat of, any litigation involving or affecting us or any subsidiary which would have been required to have been disclosed in or pursuant to the merger agreement. The parties represented to each other that, other than as previously disclosed to each other, they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to the merger agreement.

     Other Potential Acquirors. Subject to our board of directors' duty to comply with its fiduciary obligations to our stockholders, we have agreed not to directly or indirectly, and to not authorize or permit any of our subsidiaries or any representative of any of us or any of our subsidiaries directly or indirectly, to:

     o solicit, initiate, or encourage the submission of, any Takeover Proposal (as defined below) or take any other action to facilitate any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal,

     o engage in negotiations or discussions with, or furnish any information or data, or afford access to our (or our subsidiaries') properties, books or records to any third party relating to a Takeover Proposal, or

     o enter into any agreement with respect to any Takeover Proposal or approve any Takeover Proposal.

     Nevertheless, so long as we do not violate these prohibitions, if our board or the special committee prior to the special meeting of stockholders determine in good faith that an unsolicited Takeover Proposal may result in a Superior Proposal, as defined below, and our board of directors or the special committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the third party making an unsolicited Takeover Proposal would be inconsistent with our board of directors' fiduciary duties under applicable law, then we:

     o shall participate in discussions or negotiations (including, as a part thereof, make any counterproposal) with or furnish information to any third party making an unsolicited Takeover Proposal; and

     o shall take and disclose to our stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to the Exchange Act.

     Our board of directors or the special committee may not approve or recommend, as the case may be, or propose to approve or recommend, as the case may be, or enter into any agreement with respect to, any Takeover Proposal unless the board and the special committee determine in good faith, after receiving advice from their financial advisor, that such Takeover Proposal would, if so completed, result in a Superior Proposal.

     Except as described above, neither our board of directors nor the special committee may:

     o withdraw or modify, or propose to withdraw or modify, in a manner adverse to CHL, its approval or recommendation of the merger or the merger agreement;

     o approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by us relating to any Takeover Proposal); or

     o approve or recommend, or propose to approve or recommend, any Takeover Proposal.

     Notwithstanding the foregoing or anything else to the contrary contained in the merger agreement, we may terminate the merger agreement subject to the termination provisions of the merger agreement in response to a Superior Proposal which was not solicited by us. Our board of directors or the special committee may only terminate the merger agreement if it reasonably determines, after consultation with its counsel, that failure to terminate and accept the Superior Proposal would be inconsistent with its fiduciary duties to stockholders. Termination may not take place until the second business day after the board has delivered to CHL written notice of its intent to terminate.

     We have agreed to promptly, and in any event within 48 hours, advise CHL orally and in writing of the submission of any Takeover Proposal, the identity of the person making the Takeover Proposal and the material terms of any such Takeover Proposal. However, CHL does not have the right to interfere with us with respect to the Takeover Proposal. We will keep CHL fully informed of the status and material terms of any such Takeover Proposal.

     For purposes of the merger agreement, "Takeover Proposal" is defined as any written proposal or offer for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving Interstate or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, Interstate or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

     For purposes of the merger agreement, "Superior Proposal" means a written Takeover Proposal made by a third party with respect to which (i) our board of directors and the special committee determine, based on such matters that they reasonably deem relevant, including, without limitation, the likelihood of consummation, the trading market, and the liquidity of any securities offered in connection with the Takeover Proposal, that the Takeover Proposal is superior as compared with the merger from a financial point of view, and (ii) if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit our stockholders to receive the payment of the offered consideration in respect of all shares at the same time (unless there is a cash payment at closing of at least $6.00 per shares), our board of directors and the special committee have been furnished with the written opinion of the financial advisor to the special committee that (in the case of a financing condition), the Takeover Proposal is readily financeable and (in the case of (y) above) that the Takeover Proposal provides a higher value per share from a financial point of view, than the consideration per share to be paid to the our stockholders pursuant to the merger that is the subject of this proxy statement.

     Rights Plan. We have agreed to terminate our rights plan on or prior to the effective date of the merger.

     Disclosure. We and CHL have agreed not to issue any press release or other public statements with respect to the transactions, including the merger, without first obtaining the prior consent of the other parties. However, in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or Nasdaq, we will use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

INDEMNIFICATION

     We have agreed to indemnify CHL, its stockholders, and its affiliates and each of its current and former officers, directors, employees, agents and representatives, to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket defense cost or expense, including judgments, and amounts paid in settlement incurred by any of these persons directly in connection with the defense of any claim asserted against that person which is directly based on an allegation that that person has induced or acted in concert with us or any of our directors to act contrary to or in violation of any duty under applicable law, to which we and any of its directors are subject, to the extent such allegation directly relates to the negotiation, execution or delivery of the merger agreement. However, in no event shall we be responsible for indemnifying any of these persons with respect to any judgment or similar payment made to or on behalf of any party in connection with the settlement, disposition, resolution or dismissal of any proceeding other than one requiring payment by CHL of fees and expenses of counsel for the claiming party.

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

     Our Representations and Warranties. We have made representations and warranties in the merger agreement to CHL relating to:

     o   our corporate existence and good standing;

     o   our capital structure and other similar corporate matters;

     o our power and authority to enter into the merger agreement and consummate the merger and the validity, enforceability of the merger agreement;

     o   our reports filed with the SEC;

     o   consents and approvals required for the completion of the merger;

     o absence of material changes since the date of our most recent financial statements;

     o   the absence of material litigation;

     o   our compliance with applicable law; and

     o the absence of a broker or financial advisor retained by our board of directors or the special committee in connection with the transactions contemplated by the merger agreement (other than Legg Mason).

     CHL's Representations and Warranties. CHL has made representations and warranties in the merger agreement to usrelating to:

     o   CHL's corporate existence and good standing;

     o CHL's power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement;

     o the absence of conflict with their governing documents, agreements and obligations and applicable laws, judgments and orders;

     o the accuracy of the information provided to us to be included in this proxy statement;

     o requirement of consents and approvals of governmental authorities and other persons;

     o the commitment of JP Morgan Chase to make available the funds with which to complete the transactions contemplated by the merger agreement;

     o the absence of activities by CHL other than in connection with the proposed merger;

     o   the absence of material litigation; and

     o the absence of a broker or financial advisor retained by CHL in connection with the transactions contemplated by the merger agreement.

CONDITIONS TO THE MERGER

     Conditions Applicable to Both Parties. The obligations of the Company and CHL to complete the merger are conditioned upon the satisfaction or waiver in writing, on or before the effectiveness of the merger, of the following conditions:

     o the merger agreement and the transactions it contemplates must have been approved by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on the approval of the merger;

     o no suit, action or other legal proceeding by any governmental authority, or injunction or final judgment shall be pending on the closing date before any court or governmental authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the merger agreement or the consummation of the merger; and

     o each party shall have received evidence that all licenses, permits, consents, approvals, and waivers required to be made or obtained by any party from all governmental entities have been obtained or made, as applicable, by the parties and are in full force and effect.

     Conditions to Our Obligation to Complete the Merger. Our obligation to complete the merger is conditioned upon the satisfaction or waiver in writing by us, at or before the effective time of the merger of the following conditions:

     o the representations and warranties of CHL contained in the merger agreement must be accurate in all material respects as of the effective time of the merger as if made at and as of the effective date of the merger; and

     o CHL must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by CHL prior to or at the effective time of the merger.

     Conditions to CHL's Obligations to Complete the Merger. CHL's obligation to complete the merger is conditioned upon the satisfaction or waiver in writing by CHL, on or before the effectiveness of the merger, of the following conditions:

     o our representations and warranties contained in the merger agreement must be accurate in all material respects as of the effective time of the merger as if made at the effective time of the merger;

     o we must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by us prior to or on the effective time of the merger;

     o no event must have occurred that has a material adverse effect on our affairs;

     o demands for appraisal under Delaware law shall not have been made for more than 5% of our common stock; and

     o JP Morgan Chase or another financing source advances the loan proceeds of $18 million on substantially the terms set forth in its commitment letter or on other commercially reasonable terms.

TERMINATION OF THE MERGER AGREEMENT

     Termination. The merger agreement may be terminated prior to the effectiveness of the merger:

     o   by mutual written consent of CHL and us;

     o by CHL (provided it is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), upon a material breach of any representation, warranty, covenant or agreement on our part, or if any of our representations or warranties shall have become untrue or misleading, in either case (except for our violation of the prohibition to solicit takeover proposals from other third parties for which no cure period shall be permitted) continuing 30 days following notice to CHL of such breach or untruth;

     o by us (provided that we are not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), upon a material breach of any representation, warranty, covenant or agreement on the part of CHL, or if any representation or warranty of CHL shall have become untrue or misleading, in either case (except for CHL's representations, warranties and covenants relating to the availability of the JP Morgan Chase financing facility for which no cure period shall be permitted) continuing 30 days following notice to CHL of such breach or untruth;

     o by either us or CHL if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action shall have become final and nonappealable;

     o by either us or CHL if the merger shall not have occurred by January 31, 2003 (herein referred to as the "Outside Date"), unless the failure to consummate the merger is the result of a breach of covenant set forth in the merger agreement or a material breach of any representation or warranty set forth in the merger agreement by the party seeking to terminate. However, either we or CHL may extend the Outside Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond April 30, 2003, by providing written notice thereof to the other party between three and five business days prior to the next scheduled Outside Date if (i) the merger shall not have been consummated by that date because the requisite governmental approvals have not been obtained and are still being pursued and (ii) the party requesting such extension has satisfied all the conditions required to be satisfied by it and has not violated any of its obligations under the merger agreement in a manner that was the cause of or resulted in the failure of the merger to occur on or before the Outside Date;

     o by us or CHL (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if stockholder approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of our stockholders or at any adjournment or postponement thereof called for such purpose;

     o by CHL if our board (i) withdraws or modifies adversely its recommendation of the merger in the exercise of its fiduciary obligations following the receipt by us of a Takeover Proposal from another third party, or (ii) recommends a Takeover Proposal to our stockholders; and

     o by us if, as a result of a Takeover Proposal from another third party, our board determines in its good faith judgment and in the exercise of its fiduciary duties that the failure to terminate the merger agreement and accept that Takeover Proposal is a violation of its such fiduciary duties.

     Effect of Termination. If the Company and CHL agree to terminate the merger agreement, neither party will have any further obligations under the agreement, except as they relate to the survival of the confidentiality provisions and the obligation of each party to pay its own fees and expenses in connection with the agreement. In addition, we will be required to pay CHL a termination fee of $300,000 if:

     o CHL terminated the agreement as a result of a material breach of the agreement on our part and prior to the termination we receive a Takeover Proposal that we accept and complete within 15 months after the termination of the merger agreement;

     o the merger agreement is terminated by us or CHL because the merger has not occurred by January 31, 2003 (as this date may be extended to April 30, 2003), and prior to the termination we receive a Takeover Proposal that we accept and complete within 15 months after the termination of the merger agreement;

     o CHL terminated the merger agreement upon the withdrawal by our board of directors of its recommendation of the merger agreement following the receipt of a Superior Proposal and our board of directors recommends the Superior Proposal to our stockholders and within 15 months of the termination of the merger agreement we enter into and consummate a definitive agreement relating to a Superior Proposal; and

     o we terminated the agreement if, as a result of a Superior Proposal, our board of directors determines, in its good faith judgment and in the exercise of its fiduciary duties that the failure to terminate the merger agreement and accept the Superior Proposal is a violation of its fiduciary duties and within 15 months of the termination of the merger agreement we enter into and consummate a definitive agreement relating to a Superior Proposal.


                               APPRAISAL RIGHTS

     Under Delaware law, if (i) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (ii) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

     It is a condition to CHL's obligation to consummate the merger that appraisal rights shall not have been exercised for more than 5% of the shares of our common stock. Under Delaware law, stockholders may notify the Company of their intention to exercise their appraisal rights at any time prior to the special meeting, and therefore the number of stockholders seeking appraisal rights will not be known until the time of the special meeting. As a result, there is a possibility that the merger will not be completed if stockholders owning more than 5% of the Company's common stock seek appraisal rights even if the merger agreement is approved at the special meeting by the requisite majority vote.

     Section 262 is reprinted in its entirety as Annex C to this proxy statement. The following discussion summarizes the material provisions of Delaware law relating to appraisal rights and is qualified in its entirety by reference to Annex C. You should review this discussion and Annex C carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in
Section 262 will result in the loss of your appraisal rights.

     If you:

     o make the written demand described below with respect to your shares prior to the vote at the special meeting;

     o are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

     o   otherwise comply with the statutory requirements of Section 262; and

     o neither vote in favor of the merger agreement or the merger nor consent to the merger agreement or the merger in writing,

and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

     Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes "fair value" of a corporation's stock, several types of analyses have regularly been used in appraisal proceedings. Among these are analyses of comparable companies, comparable transactions and discounted cash flows, that Legg Mason performed for the special committee and our board of directors in connection with its services to the special committee.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Annex C.

     If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See "Information Concerning the Special Meeting -- Voting Your Shares by Proxy." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

     Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

     A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

     If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Interstate National Dealer Services, Inc., 333 Earle Ovington Blvd., Suite 700, Uniondale, New York 11553, Attention: Zvi D. Sprung.

     The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, the Surviving Corporation must provide notice of the effective time of the merger to you if you have complied with Section 262.

     Within 120 days after the effective time of the merger, either the Surviving Corporation or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. We do not have any present intention to file this petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on the Surviving Corporation. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and the merger and with respect to which we received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after the Surviving Corporation has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

     If a petition for an appraisal is timely filed by a holder of our shares and a copy is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. THE DELAWARE COURT OF CHANCERY'S APPRAISAL MAY BE MORE THAN, LESS THAN OR EQUAL TO THE $6.00 PER SHARE MERGER CONSIDERATION. You should be aware that investment advisors' opinions as to fairness, from a financial point of view, are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

     The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

     If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

     If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to the Surviving Corporation a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the Surviving Corporation and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN
SECTION 262, WHICH ARE STRICTLY CONSTRUED, YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED ONLY TO RECEIVE THE $6.00 PER SHARE MERGER CONSIDERATION FOR YOUR SHARES. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS.

                             REGULATORY APPROVALS

     We do not believe that any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including the antitrust authorities.


                             INDEPENDENT AUDITORS

     Our consolidated financial statements as of October 31, 2001 and for each of the years in the three-year period ended October 31, 2001, which are included in our Annual Report on Form 10-K for the year ended October 31, 2001, are distributed together with this proxy statement, have been audited by Arthur Andersen LLP, independent accountants.

     On July 30, 2002, our Audit Committee approved the retention of PricewaterhouseCoopers LLP as our independent auditors to replace Arthur Anderson LLP.

     We do not anticipate that a representative of PricewaterhouseCoopers LLP will attend the special meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago IL 60661. Copies of these materials can also be obtained from the public reference room of the SEC at its Washington, D.C. address at prescribed rates. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. These documents are also available without charge from the SEC's website (http://www.sec.gov). Our common stock is listed on Nasdaq under the symbol "ISTN."

     We and CHL have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

     If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated December 6, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

                          INCORPORATION BY REFERENCE

     We are permitted to "incorporate by reference" certain documents and information into this proxy statement, which means that we are referring you to other documents we have filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information about us that you should read.

     The following documents and information, which we have filed with the SEC, are incorporated by reference into this proxy statement:

     o our Annual Report on Form 10-K for the year ended October 31, 2001 (filed with the SEC on January 28, 2002);

     o our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2002 (filed with the SEC on March 14, 2002), April 30, 2002 (filed with the SEC on May 31, 2002) and July 31, 2002 (filed with the SEC on September 13, 2002); and

     o our Current Reports on Form 8-K filed with the SEC on August 5, 2002, August 6, 2002, September 13, 2002, and September 27, 2002.

     You have received, together with this proxy statement, copies of our Annual Report to Stockholders for the year ended October 31, 2001 (which contains our Form 10-K for the year ended October 31, 2001), our Quarterly Reports on Form 10-Q for the fiscal quarter ended January 31, 2002, the fiscal quarter ended April 30, 2002, and the fiscal quarter ended July 31, 2002 and our Current Reports on Form 8-K filed with the SEC on August 5, 2002, August 6, 2002, September 13, 2002, and September 27, 2002.


                    INFORMATION ABOUT STOCKHOLDER PROPOSALS

     We will only hold an annual meeting of stockholders in 2003 if the merger has not already been completed by the time our annual meeting would otherwise be held, which we anticipate would be in April 2003. If an annual meeting is held, stockholder proposals intended to be presented at the 2003 annual meeting of stockholders must be received by us at our principal executive offices not later than November 8, 2002 for inclusion in our proxy statement and form of proxy relating to that meeting. Any stockholder who intends to propose any other matter to be acted upon at the 2003 Annual Meeting of Stockholders must inform us no later than January 23, 2003. If notice is not provided by that date, the persons named in the proxy statement for the 2003 Annual Meeting of Stockholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2003 Annual Meeting of Stockholders.

     In addition, Interstate's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given to the secretary of the Company no more than 60 days nor less than 30 days prior to the annual meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the annual meeting is given to stockholders, then a stockholder must give notice to the secretary of the Company no more than 10 days following the day on which notice of the annual meeting was mailed or public disclosure was made to stockholders. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.


                                     By Order of the Board of Directors,


                                     Zvi D. Sprung
                                     Secretary

December 6, 2002

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of September 26, 2002 (this "Agreement"), by and between CHL HOLDINGS CORP., a Delaware corporation ("CHL"), and INTERSTATE NATIONAL DEALER SERVICES, INC., a Delaware corporation (the "Company").


                                   RECITALS

     A. The respective Boards of Directors of CHL and the Company have approved, adopted and each, together with the currently constituted Special Committee of the Board of Directors of the Company (the "Special Committee"), deem it advisable to consummate the merger of CHL with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), whereby each issued and outstanding share of common stock of the Company, $0.01 par value per share (the "Company Common Stock"), other than the Excluded Shares (as defined below), will be converted into the right to receive the Merger Consideration (as defined below).

     B. The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock (the "Stockholder Approval").

     C. CHL and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE 1

                                  THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, CHL shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of CHL shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and CHL in accordance with the DGCL.

     Section 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104-0053, unless another time, date or place is agreed to by the parties hereto (the relevant date being referred to as the "Closing Date").


     Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause to executed and filed with the Secretary of State of Delaware a Certificate of Merger in such form as is required by the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon filing with the Secretary of State of Delaware of the Certificate of Merger (the date and time of such effectiveness, being the "Effective Time").

     Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, subject to Section 5.8(a), the Certificate of Incorporation and Bylaws of Surviving Corporation shall be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of CHL as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Interstate National Dealer Services, Inc."), until thereafter changed or amended as provided therein or by applicable law.

     Section 1.5 Directors. The directors of CHL immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and all other directors of the Company shall be deemed to have resigned.

     Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall hold office until the earlier of their death, resignation or removal or until their successors are duly appointed by the Board of Directors of the Surviving Corporation, and duly qualified thereafter.


     Section 1.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CHL or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of CHL or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of CHL or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE 2

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CHL, the Company or the holders of any shares of Company Common Stock:

       (a) Conversion of Common Stock.

          (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by the Company or any subsidiary of the Company, CHL, any subsidiary of CHL or Chester J. Luby, Joan S. Luby or Cindy H. Luby, or any entity controlled by any one or more of them (collectively, the "Excluded Shares"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $6.00 in cash (the "Merger Consideration"), less any required tax withholding.

          (ii) All shares of Company Common Stock outstanding, immediately prior to the Effective Time, shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares (other than the Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 2.2. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except to receive the Merger Consideration, and as otherwise provided herein or by law.

       (b) Capital Stock of CHL. Each share of the capital stock of CHL issued and outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into one fully paid and nonassessable share of common stock of the Surviving Corporation and such capital stock shall thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     Section 2.2 Exchange of Certificates.

       (a) Within three (3) business days after the Effective Time, the Paying Agent (as defined below) shall mail to each holder of record of Company Common Stock immediately prior to the

    Effective Time (other than holders of record of Excluded Shares) (i) a letter of transmittal (the "Company Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of the Company Common Stock (the "Certificates") shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation shall reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

       (b) Prior to or contemporaneously with the Effective Time, CHL shall cause to be deposited with Continental Stock Transfer and Trust Company or such other company jointly designated by the parties (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(a)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration, which deposit shall be for the benefit of such recipients but which will be subject to a third party escrow pending the Closing. Any interest, dividends, or other income earned on the investment of cash deposited by CHL with the Paying Agent in accordance with this Section 2.2(b) shall be for the account of and payable to CHL.

       (c) Upon surrender to the Paying Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and the Surviving Corporation shall promptly direct the Paying Agent to deliver to such holder, a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings. The Certificates surrendered pursuant to this Section 2.2(c) shall forthwith be cancelled. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and a lost certificate indemnity, the Paying Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

       (d) No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Paying Agent or the Surviving Corporation, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not payable. One hundred eighty (180) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of the Certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to cash payable upon due surrender of their Certificates. Any amounts remaining unclaimed by the holders of Company Common Stock five (5) business days immediately prior to such time the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

       (e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid or issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantees or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

       (f) The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company.

     Section 2.3 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or, collectively, the "Company Stock Options") issued pursuant to the Company's 1993 Amended and Restated Stock Option Plan (the "1993 Stock Option Plan") and 1996 Incentive Plan (the "1996 Incentive Plan" and together with the 1993 Stock Option Plan, the "Stock Option Plans"), or otherwise, including options denominated as "warrants", whether vested or unvested, shall be canceled and each holder of a Company Stock Option shall be entitled to receive, subject to applicable tax withholdings, if any, promptly after the Effective Time, in exchange therefor, cash in an amount equal to (i) the excess of the Merger Consideration over the exercise price of such Company Stock Option, if any, multiplied by (ii) the number of shares subject to such Company Stock Option. The Company shall take all action necessary to give effect to this Section 2.3.


     Section 2.4 No Liability. None of CHL, the Company or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock or paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.5 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares of Company Common Stock in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration , as provided in Section 2.1 hereof, unless and until such holder fails to perfect, or effectively withdraws or otherwise loses, his right to appraisal and payment under Section 262 of the DGCL, in which event the Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. No interest shall accrue on such payment. The Company shall give CHL (a) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of CHL or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.


                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule delivered by the Company to CHL on or prior to the date hereof (the "Company Disclosure Schedule"), the Company hereby represents and warrants to CHL as follows:

     Section 3.1 Organization and Qualification; Subsidiaries.

       (a) Each of the Company and its subsidiaries (which reference throughout this Agreement shall include directly and indirectly owned subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to CHL accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries. Each of the Company and its subsidiaries are not in violation of its respective Certificate of Incorporation or Bylaws.

       (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" shall, for the purposes of this Agreement, mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets and (iii) the entering into or the public disclosure of this Agreement or the transactions contemplated hereby.

       (c) Section 3.1 of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be.

     Section 3.2 Capitalization of the Company and its Subsidiaries.

       (a) The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding as of the date hereof; and (ii) 10,000,000 shares of common stock, $0.01 par value per share, 3,945,918 of which are issued and outstanding as of the date hereof. All of the outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above or as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company and, no obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries (collectively "Company Securities"). Section 3.2 of the Company Disclosure Schedule identifies, as of the date hereof, the holder of each outstanding Company Stock Option issued pursuant to the Stock Option Plan, the number of shares of Company Common Stock issuable upon the exercise of each Company Stock Option and the exercise price and expiration date thereof and except as set forth in
    Section 3.2 of the Company Disclosure Schedule no options currently outstanding have been granted other than pursuant to the Stock Option Plan. As of the date hereof, except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Common Stock or Company Securities. Except as set forth in Section
    3.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

       (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). All of the outstanding shares of capital stock of the Company's subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. There are no securities of the Company's subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance, purchase or sale, directly or indirectly, by the Company or any of its subsidiaries of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. There are no outstanding contractual obligations of the Company's subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

       (c) The Company Common Stock constitutes the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 3.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been recommended by the Special Committee and duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by CHL, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.4 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") for the periods on or after November 1, 1999 (such filings, along with any other filings made by the Company pursuant to the Securities Act (as defined below) are hereinafter referred to as "Company SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly and accurately present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. The Company has no material liabilities whether accrued or contingent, except as disclosed in the Company SEC Reports or which have arisen in the ordinary course of the Company's business since the date of the latest of such reports, except for such liabilities that will not have a CHL Material Adverse Effect (as defined in Section 4.1(b)).

     Section 3.5 Information Supplied. None of the information contained in or incorporated by reference in the proxy statement (the "Proxy Statement") relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Company Stockholders' Meeting") will, at the date the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by CHL for inclusion or incorporation by reference therein. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.6 Consents and Approvals; No Violations.

       (a) Except as set forth in Section 3.6 of the Company Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as required under, and other applicable requirements of, the Exchange Act, state securities or blue sky laws, and the filing of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any court, arbitrator or tribunal, or administrative governmental or regulatory body, agency or authority, foreign or domestic (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

       (b) Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (each a "Material Contract") or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets.

     Section 3.7 Absence of Changes. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since April 30, 2002, there has not been: (i) any events, changes or effects with respect to the Company or its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect or that are outside the ordinary course of business; (ii) any declaration, payment or setting aside for payment of any dividend (except to the Company or any subsidiary wholly owned by the Company) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of the Company or any subsidiary; (iii) any return of any capital or other distribution of assets to stockholders of the Company or any subsidiary (except to the Company or any subsidiary wholly owned by the Company); (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (v) any material change by the Company to its accounting policies, practices, or methods; (vi) any amendment to the Certificate of Incorporation or Bylaws or other organizational documents of the Company or its subsidiaries; (vii) any sale or transfer of any material portion of its assets or of any material asset, except in the ordinary course of business; (viii) pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;
(ix) any commencement or settlement of material legal proceedings; (x) any action taken by a Governmental Entity which affects, in any material respect, the business of the Company, except, in the case of each of the foregoing clauses (i) through (x), as expressly contemplated by this Agreement.

     Section 3.8 Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the

Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or otherwise. Except as set forth in Section 3.9 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that could reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 3.9 Compliance with Applicable Law.

       (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company and its subsidiaries hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from all Governmental Entities, and have filed all material notifications, registrations and listings to all Governmental Entities, all of which are in full force and effect (the "Company Permits"), except for failures to hold such permits, licenses, authorizations, variances, exemptions, orders and approvals and failures to have filed such notifications, registrations and listings, which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits. The Company has not received any notice from any Governmental Entity that the businesses of the Company and its subsidiaries are being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which are not material to the Company's business. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened nor has any Governmental Entity indicated to the Company an intention to conduct the same.

       (b) The Merger and the transactions contemplated by this Agreement will not cause the revocation or cancellation of any Company Permit except for any such event that would not individually or in the aggregate reasonably have a Company Material Adverse Effect.

     Section 3.10 Brokers. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.11 Stockholders' Rights Plan. This Agreement and the transactions contemplated hereby do not confer on the stockholders of the Company the right to purchase stock under the Stockholders' Rights Plan adopted by the Company in September 1995 (the "Rights Plan").


                                   ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF CHL

     Except as set forth on the Disclosure Schedule delivered by CHL to the Company on or prior to the date hereof (the "CHL Disclosure Schedule"), CHL hereby represents and warrants to the Company as follows:

     Section 4.1 Organization.

       (a) CHL is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. CHL has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws as currently in effect of CHL.

       (b) CHL is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a CHL Material Adverse Effect. The term "CHL Material Adverse Effect" shall, for the purposes of this

    Agreement, mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of CHL and its subsidiaries, taken as a whole other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets and (iii) the entering into or the public disclosure of this Agreement or the transaction contemplated hereby.

     Section 4.2 Authority Relative to this Agreement. CHL has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CHL and the consummation by CHL of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of CHL and no other corporate proceedings on the part of CHL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CHL and, assuming due authorization, execution and delivery by the Company, constitutes the valid, legal and binding agreement of each of CHL enforceable against CHL in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3 Information Supplied. None of the information supplied by CHL in writing for inclusion in the Proxy Statement will, at the time that the Proxy Statement is mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.4 Consents and Approvals; No Violations. Except as set forth in
Section 4.4 of the CHL Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, and the filing of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by CHL of this Agreement or the consummation by CHL of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a CHL Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by CHL nor the consummation by CHL of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws of CHL or any of CHL's subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CHL or any of CHL's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound and which contemplates a payment to or from CHL or any of CHL's subsidiaries, or (c) to CHL's knowledge, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CHL or any of CHL's subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which would not have a CHL Material Adverse Effect.

     Section 4.5 Financing. CHL has sufficient funds available (either through internal sources or through existing credit arrangements) to pay the Merger Consideration as of the Effective Time. On or prior to the date hereof, CHL has delivered to the Company a true and complete copy of the financing commitment letter, dated September 25, 2002 (the "Commitment Letter") from JP Morgan Chase ("JP Morgan").

     Section 4.6 No Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CHL, threatened against CHL, or any of its properties or assets before any Governmental Entity or otherwise which could reasonably be expected to have a CHL Material

Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. CHL is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity that could reasonably be expected to have a CHL Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated hereby.

     Section 4.7 Brokers. Except as set forth in Section 4.7 of the CHL Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHL.

     Section 4.8 Beneficial Ownership of Shares. Except as set forth on
Schedule 4.8 of the CHL Disclosure Schedule, none of CHL, Chester J. Luby, Joan
S. Luby or Cindy H. Luby or any of their respective affiliates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any outstanding shares of Company Common Stock, or any securities convertible into or exchangeable for Company Common Stock.

     Section 4.9 Ownership of CHL. As of the date hereof, Cindy H. Luby is the sole record and beneficial stockholder of CHL. From and after the date hereof and prior to the Closing, CHL's stockholders will include only Cindy H. Luby, Chester J. Luby and Joan S. Luby.

     Section 4.10 No Prior Activities. Except for obligations incurred in connection with its incorporation and organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, CHL has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.


                                   ARTICLE 5

                                   COVENANTS

     Section 5.1 Conduct of Business.

       (a) Conduct of Business by the Company. Except as expressly set forth in this Agreement or as consented to in writing by CHL during the period from the date of this Agreement to the Effective Time, the Company shall use, and shall cause its subsidiaries to use, reasonable commercial efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations and to preserve current relationships with customers, distributors and suppliers.

       (b) Negative Covenants. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by CHL (which consent shall not be unreasonably withheld or delayed) between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of shares of Company Common Stock pursuant to options previously granted;

          (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

          (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (v) alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any subsidiary;

          (vi) (A)incur or assume any long-term or short-term debt (including, without limitation, obligations under conditional sale or title retention agreements, obligations assumed as deferred purchase price, capitalized lease obligations, obligations under swap or hedging agreements, performance bonds or letters of credit) or issue any debt securities, except in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of Company incurred in the ordinary course of business consistent with past practice; (C) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of Company or customary loans or advances to employees or customers in each case in the ordinary course of business consistent with past practice); (D) pledge or otherwise encumber shares of capital stock of Company or its subsidiaries; (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax liens for Taxes not yet due) or (F) forgive any material debts owing to the Company or its subsidiaries;

          (vii) except as set forth in Section 5.1 of the Company Disclosure Schedule or as may be required by law, enter into, adopt, amend (except for immaterial or ministerial matters) or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph shall not prevent the Company or its subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice;

          (viii) except as set forth in Section 5.1 of the Company Disclosure Schedule acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;

          (ix) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (x) (A) except as set forth in Section 5.1 of the Company Disclosure Schedule, acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to Company and its subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures, provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (xi) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by the Company in the aggregate of $100,000 or more;

          (xii) adopt a shareholder rights plan or any similar plan or instrument or declare a dividend of preferred share purchase rights under the Rights Plan or take any other action which would have the effect of impairing or delaying the consummation of the Merger;

          (xiii) pay, discharge, or satisfy any material claim, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

          (xiv) pay or incur any obligation to pay any fee relating to the Merger to a broker, finder or investment banker; or

          (xv) take or agree in writing or otherwise to take any of the actions described in Section 5.1(b).

     Section 5.2 Other Potential Acquirors.

       (a) Prior to the Effective time or earlier termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall not permit any of its subsidiaries to, nor authorize nor permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries ("Representatives") to, directly or indirectly: (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as defined below), or take any other action to facilitate any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) engage in negotiations or discussions with, or furnish any information or data, or afford access to the properties, books or records of the Company or its subsidiaries to any third party relating to a Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal or recommend any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any written proposal or offer
    (whether or not delivered to the Company's stockholders generally) for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

       (b) Notwithstanding anything to the contrary contained in this Agreement and so long as the Company is in compliance with the provisions of Section 5.2(a), if the Company and its Board of Directors or the Special Committee prior to the Company Stockholders' Meeting determine in good faith after discussion with its respective counsel that an unsolicited Takeover Proposal would likely result in a Superior Proposal (as defined below) and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the Potential Acquiror (as hereinafter defined), would be inconsistent with the Board of Directors' fiduciary duties under applicable law, then the Company and its Board of Directors or Special
    Committee: (i) shall participate in discussions or negotiations
    (including, as a part thereof, make any counterproposal) with or furnish information to any third party making such Takeover Proposal (a "Potential Acquiror"), and (ii) shall take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

       (c) Any non-public information furnished to a Potential Acquiror shall be pursuant to a confidentiality agreement in form and substance reasonably acceptable to the Company.

       (d) The Board of Directors of the Company or the Special Committee shall not approve or recommend, as the case may be, or propose to approve or recommend, as the case may be, or enter into any agreement with respect to, any Takeover Proposal unless the Board and the Special Committee determine in good faith, after receiving advice from their financial advisor, that such Takeover Proposal would, if so completed, result in a Superior Proposal. For purposes of this Agreement, "Superior Proposal" means a written Takeover Proposal made by a third party with respect to which: (i) the Board of Directors of the Company and the Special Committee determine, based on such matters that they reasonably deem relevant, including, without limitation, the likelihood of consummation, the trading market, and the liquidity of any securities offered in connection with the Takeover Proposal, that the Takeover Proposal is superior as compared with the Merger from a financial point of view, and (ii) if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time (unless there is a cash payment at closing of at least $6.00 per share), the Company's Board of Directors and the Special Committee have been furnished with the written opinion of the financial advisor to the Special Committee that (in the case of clause (x)), the Takeover Proposal is readily financeable and (in the case of clause (y)) that the Takeover Proposal provides a higher value per share, from a financial point of view, than the consideration per share to be paid to the Company's stockholders pursuant to the Merger.

       (e) Except as set forth in this Section 5.2, neither the Board of Directors of the Company, nor the Special Committee, shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CHL, the Board of Directors' approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by the Company in accordance with Section 5.2(c)) relating to any Takeover Proposal (each, an "Superior Proposal Agreement"), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of Section 5.2(a), the Board of Directors of the Company may, subject to the immediately following sentence, terminate this Agreement pursuant to and subject to the terms of Section 7.5 and, concurrently with such termination, cause the Company to enter into an Superior Proposal Agreement with respect to a Superior Proposal, but only if the Company's Board of Directors determines, after consultation with its Superior Proposal counsel, that failure to terminate this Merger Agreement and accept the Superior Proposal would be inconsistent with the Company's Board of Directors' fiduciary duties to stockholders. Such actions may be taken by the Company's Board of Directors only if it has delivered to CHL prior to or on the date of the Company Stockholders' Meeting written notice of the intent of the Company's Board of Directors to take the actions referred to in the preceding sentence, together with a copy of the related Superior Proposal Agreement and a description of any terms of the Takeover Proposal not contained therein. The Board of Directors shall not terminate this Agreement and enter into an Agreement with respect to a Superior Proposal pursuant to this Section 5.2(e) until the end of the second business day following delivery of such notice to CHL, after which the Board of Directors, taking into account such matters that they deem relevant (including, without limitation, including, without limitation, the likelihood of consummation, the trading market, and the liquidity of any securities offered in connection with the Takeover Proposal, as well as any indications from CHL that it will make an alternative proposal), may proceed with such Superior Proposal and enter into an Superior Proposal Agreement in connection with the Superior Proposal.

       (f) The Company promptly, and in any event within 48 hours, shall advise the CHL orally and in writing of the submission of any Takeover Proposal, the identity of the person making any such Takeover Proposal and the material terms of any such Takeover Proposal; provided, however, that CHL shall not interfere with the Company, the Board of Directors or the Special Committee with respect to any such Takeover Proposal (including any deliberations related to any such Takeover Proposal or any matter related thereto). The Company shall keep CHL fully informed of the status and material terms of any such Takeover Proposal.

   Section 5.3 Preparation of the Proxy Statement; Stockholders' Meeting.

       (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall file the Proxy Statement with the SEC. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company's stockholders at the earliest practicable date. CHL shall cooperate in the preparation of the Proxy Statement and shall as soon as reasonably practicable after the date hereof furnish the Company with all information for inclusion in the Proxy Statement as the Company may reasonably request. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, and CHL agrees, as to information with respect to CHL and its officers, directors, stockholders and subsidiaries contained in the Proxy Statement that such information, at the date the Proxy Statement is mailed and (as amended or supplemented) at the time of the Company Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. CHL and its counsel shall be given the opportunity to review the Proxy Statement and all amendments or supplements thereof prior to their being filed with the SEC, and the Company shall not make any such filing without consulting with CHL and including such modifications as CHL reasonably requests. The Company will advise CHL, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information and Company shall furnish copies to CHL. The Company, on the one hand, and CHL, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement if any, if and to the extent that it shall have become materially false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to use all reasonable efforts to cause the Proxy Statement to be disseminated to the Company's stockholders, in each case, as and to the extent required by applicable laws.

       (b) CHL agrees promptly to advise the Company if at any time prior to the Company Stockholders' Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. CHL will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to CHL and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

       (c) The Company agrees promptly to advise CHL if at any time prior to the Company Stockholders' Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide CHL with the information needed to correct such inaccuracy or omission. The Company will furnish CHL with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

       (d) Concurrently with the filing of the Proxy Statement, CHL and its affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on
    Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to CHL all information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. In any such event, CHL shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and CHL and Company shall take all reasonable steps to cause same to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and CHL shall consider any such comments in good faith. CHL agrees to provide the Company and its counsel with copies of any comments that CHL or its counsel may receive from the staff of the SEC promptly after receipt thereof.

       (e) As soon as reasonably practicable following the clearance of comments from the staff of the SEC regarding the Proxy Statement, the Company shall call and hold the Company Stockholders' Meeting for the purpose of obtaining the Stockholder Approval. The Company shall use its reasonable best efforts to solicit proxies from its stockholders and to secure the vote or consent of stockholders required by applicable law or otherwise to obtain the Stockholder Approval. The Company, through its Board of Directors, shall recommend to its stockholders the obtaining of the Stockholder Approval, provided, however, the Company's Board of Directors may withdraw, modify or amend its recommendation if it shall determine in the reasonable and customary exercise of its fiduciary duties that such recommendation should not be made. After the delivery to the Company's stockholders of copies of the Proxy Statement, the Company will use its reasonable best efforts to solicit proxies in connection with the Stockholders' Meeting in favor of the Stockholder Approval, unless the Company's Board of Directors shall determine in good faith, in the exercise of its fiduciary duties, that such recommendation should not be made.

     Section 5.4 Access to Information; Confidentiality. Upon notice by CHL and permission granted by the Company, which shall not be unreasonably delayed or withheld, the Company shall, and shall cause its subsidiaries to, afford CHL and its lenders and other investors, and the officers, employees, accountants, counsel, financial advisors and other representatives of CHL and its lenders and other investors, reasonable access during normal business hours during the period prior to the Effective Time, and in a manner reasonably designed to minimize disruption to the operations of the Company and its subsidiaries, and to all their respective properties, books, contracts, agreements, commitments, returns, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to CHL, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as CHL may reasonably request. Except as required by law, each of the Company and CHL will hold, and will cause its lenders and other investors and their respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information confidential. Such access shall be terminated upon termination of this Agreement in accordance with the terms hereof.

     Section 5.5 Reasonable Efforts; Notification.

       (a) Each of the Company and CHL agrees (and shall cause their respective subsidiaries) to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation: (i) the making of all necessary applications, registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. CHL agrees to use its commercially reasonable best efforts to complete the financing contemplated by, and on substantially the terms set forth in, the Commitment Letter. In the event that such financing is or becomes unavailable, CHL shall use reasonable efforts to obtain alternative financing on substantially the same terms set forth in the Commitment
   Letter or on other commercially reasonable terms.

       (b) The Company shall give prompt written notice to CHL, and CHL shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any Material Respect, as defined in Section 8.3(c), (ii) the failure by it to comply with or satisfy in any Material Respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) the occurrence of an event or events which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, or (iv) the commencement of or, to the extent the Company has knowledge of the threat of, any litigation involving or affecting the Company or any subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of the Company or any subsidiary, in his or her capacity as such, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger, or any material development in connection with any litigation disclosed by the Company in or pursuant to this Agreement or the Company SEC Reports. Each of CHL and the Company hereby represent that, other than as previously disclosed to each other on the Disclosure Schedule (which disclosures shall not constitute a breach), as of the date hereof they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to this Agreement.

     Section 5.6 Stock Options. Each Company Stock Option outstanding pursuant to the Stock Option Plan or otherwise, whether or not then exercisable, shall be canceled as of the Effective Time and thereafter only entitle the holder thereof, upon surrender thereof, to receive the amount specified in Section 2.3, which cancellation shall be in accordance with the terms of any Company Stock Option and Stock Option Plan. Prior to the Effective Time, the Company shall mail to each Person who is a holder of outstanding Company Stock Options granted pursuant to the Stock Option Plan or otherwise a letter in a form reasonably acceptable to CHL which describes the treatment of and payment for such options pursuant to this Section 5.6 and provides instructions for use in obtaining payment for such options hereunder.

     Section 5.7 Takeover Statutes; Inconsistent Actions. If any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and use its reasonable best efforts to take all such actions so that the Merger and the other transactions contemplated hereby may be consummated on the terms contemplated hereby and otherwise eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby.

     Section 5.8 Indemnification; Exculpation.

       (a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

       (b) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (a) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (b) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, but not in excess of that permitted by applicable law. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.8(b) shall apply without limitation to negligent acts or omissions by an Indemnified Person. CHL hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 5.8(b). Each Indemnified Person is intended to be a third party beneficiary of this
   Section 5.8(b) and may specifically enforce its terms. This Section 5.8(b) shall not limit or otherwise adversely effect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Articles of Incorporation or Bylaws.

       (c) The obligations of the Company and the Surviving Corporation contained in this Section 5.8 shall be binding on the successors and assigns of the Surviving Corporation. If CHL, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of CHL or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

     Section 5.9 Fees and Expenses. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company shall not pay expenses of any individual stockholder.

     Section 5.10 Public Announcements. CHL, on the one hand, and the Company, on the other hand, will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, without first obtaining the prior consent of the other party; provided, however, in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ National Market, the parties will use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

     Section 5.11 Officer and Director Insurance. Prior to the Effective Time, the Company shall procure appropriate "tail insurance coverage" to cover the Company's current officers and directors for claims based on conduct occurring prior to the Effective Time, which coverage shall be substantially similar to the officer and director liability coverage currently maintained by the Company. The Surviving Corporation shall maintain such coverage for a period of not less than five (5) years following the Effective Date or, in the event such coverage is not available for such five-year period, such lesser period as is available but not less than three years. The Surviving Corporation shall take no action that would lead to the termination or modification of such coverage prior to the expiration of such period.

     Section 5.12 Governmental Approvals. CHL shall use reasonable efforts to promptly prepare and file, but in any event, will file no later than twenty days after the date hereof, all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("Governmental Approvals") and shall file initial applications and documents related to all such Governmental Approvals within such time as necessary for such Governmental Approvals to be granted on or before the Effective Time and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith.

     Section 5.13 Rights Plan. The Company's Board of Directors shall take all action necessary to exempt the Merger and the transaction contemplated hereby from the Rights Agreement, and take all other action to ensure that the Rights shall not become exercisable with respect to the Merger, and shall terminate the Rights Plan on the Closing Date.

     Section 5.14 Voting Agreement. Simultaneously with the execution and delivery of this Agreement, CHL, Chester J. Luby, Joan S. Luby and Cindy H. Luby have entered into an agreement with the Company in which each of them has agreed that at the Company Stockholders' Meeting, or at any other stockholders' meeting, however called, and in any action by consent of the stockholders of the Company each such person shall, and shall cause its affiliates that own any Company Common Stock to vote, (i) in favor of this Agreement and the transactions contemplated by this Agreement and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity or any other action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Company under this Agreement or which would result in any of the conditions to the Company's obligations under this Agreement not being fulfilled, provided that, notwithstanding the foregoing, any of such persons shall be entitled to vote for a Superior Proposal.

     Section 5.15 Indemnification by Company. The Company shall indemnify CHL, its stockholders, and its affiliates and each of its current and former officers, directors, employees, agents and representatives (individually an "Indemnitee" and collectively the "Indemnitees"), to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket defense cost or expense, including judgments, and amounts paid in Settlement incurred by an Indemnitee directly in connection with the defense of any claim asserted against an Indemnitee which is directly based on an allegation that an Indemnitee has induced or acted in concert with the Company or any of its directors to act contrary to or in violation of any duty under applicable law, to which the Company and any of its directors are subject, to the extent, but only to the extent, such allegation directly relates to the negotiation, execution or delivery of this Agreement by the parties hereto (an "Indemnifiable Matter"); provided, however, in no event shall the Company be responsible for indemnifying or making any payment to, or on behalf of, any Indemnitee hereunder with respect to any settlement, judgment, contribution, indemnification or similar payment made to or on behalf of any party in connection with the settlement, disposition, resolution or dismissal of any action, case, proceeding, allegation, arbitration or other similar proceeding other than one requiring payment by CHL of fees and expenses of counsel for the claiming party. Promptly after receipt by an Indemnitee of notice of the assertion of any claim or the commencement of any action against such Indemnitee in respect to which indemnity or reimbursement may be sought against under this Section 5.15 (an "Assertion") such Indemnitee shall notify the Company in writing of the Assertion, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnitee hereunder except to the extent that such failure shall have actually prejudiced the Company in defending against such Assertion. In the event that following receipt of notice from the Indemnitee, the Company notifies the Indemnitee that the Company desires to defend the Indemnitee against such Assertion, the Company shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnitee desires to participate in any such defense it may do so at its sole cost and expense; provided that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnitee and such Indemnitee shall have received the written advice of counsel that there exist defenses available to such Indemnitee that are materially different from those available to the Company and/or such officers or directors, the Indemnitee shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary) reasonably acceptable to the Company to participate in the defense of such action on its behalf, at the expense of the Company. If any Indemnitee retains such counsel, then to the extent permitted by law, the Company shall periodically advance to such Indemnitee its reasonable legal and other out-of-pocket expenses relating to the Indemnifiable Matter (including the reasonable cost of any investigation and preparation incurred in connection therewith).

No Indemnitee shall settle any Assertion without the prior written consent of the Company, nor shall the Company settle any Assertion in which an Indemnitee is named as a defendant without either (i) the written consent of all Indemnitees against whom such Assertion was made (which consents shall not be unreasonably withheld), or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnitees as a condition of such settlement, in each case not to be unreasonably withheld or delayed. The provisions of this Section 5.15 are intended for the benefit of, and shall be enforceable by, the respective Indemnitees.


                                   ARTICLE 6

                             CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party's Obligations to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

       (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

       (b) No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

       (c) Consents and Approvals. Each of the parties shall have received evidence, in form and substance reasonably satisfactory to the other party, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings required to be made or obtained by the Company or CHL from all Governmental Entities as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including Governmental Approvals, have been obtained or made, as applicable, by the Company or CHL and are in full force and effect.

     Section 6.2 Additional Conditions to Obligations of CHL. The obligations of CHL to effect the Merger are also subject to the following conditions, any of which may be waived in the sole discretion of CHL:

       (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), provided that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.2 hereof shall be true and correct in all Material Respects and CHL shall have received a certificate of an executive officer of the Company to that effect.

       (b) Agreements and Covenants. The Company shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. CHL shall have received a certificate of an executive officer of the Company to that effect.

       (c) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to CHL (i) a certificate of good standing from the Secretary of State of the State of Delaware and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; (iii) a report of the inspector(s) of election certifying that this Agreement has been approved by the stockholders of the Company and (iv) a true and complete copy of the Certificate of Incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

       (d) No Company Material Adverse Effect. From the date of this Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, have a Company Material Adverse Effect.

       (e) Dissenting Shares. Demands for appraisal under Section 262 of the DGCL shall not have been made for more than five (5%) percent of the shares of Common Stock of the Company outstanding on the date of the Stockholders' meeting.

       (f) Financing. JP Morgan or another financing source advances the loan proceeds of $18,000,000 to CHL on substantially the terms set forth in the Commitment Letter or on other commercially reasonable terms.

     Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions, any of which may be waived in the sole discretion of the
Company:

       (a) Representations and Warranties. The representations and warranties of CHL set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and the Company shall have received a certificate of an executive officer of CHL to that effect.

       (b) Agreements and Covenants. CHL shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive officer of CHL to such effect.


                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval:

       (a) by mutual written consent of CHL and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its Board of Directors;

       (b) by CHL (provided that CHL is not then in Material Breach, as defined in this Section 7.1, of any representation, warranty, covenant or other agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or misleading in any Material Respect, in either case (except for the covenants of the Company in Section 5.2(a) for which no cure shall be permitted), continuing for thirty (30) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would be incapable of being satisfied by the then scheduled Outside Date (as defined below);

       (c) by the Company (provided that the Company is not then in Material Breach of any representation, warranty, covenant or other agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of CHL set forth in this Agreement, or if any representation or warranty of CHL shall have become untrue or misleading in any Material Respect, in either case (except for the representations, warranties and covenants of CHL contained in Section 4.5 for which no cure period shall be permitted) continuing for thirty (30) days following notice to CHL of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the then-scheduled Outside Date;

       (d) by either CHL or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

       (e) by either CHL or the Company, if the Merger shall not have occurred by January 31, 2003 (the "Outside Date"), unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a Material Breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement, provided that either CHL or the Company may extend the Outside Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond April 30, 2003, by providing written notice thereof to the other party between three (3) and five (5) business days prior to the next scheduled Outside Date if (i) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(d) have not been obtained and are still being pursued, and (ii) the party requesting such extension has satisfied all the conditions to Closing required to be satisfied by it and has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

       (f) by either CHL or the Company (provided that the terminating party is not in Material Breach of any representation, warranty, covenant or other agreement contained hereunder), if Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's stockholders or at any adjournment or postponement thereof called for such purpose;

       (g) by CHL, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, or (ii) recommends a Takeover Proposal to Company stockholders, provided that any disclosure that the Board of Directors of the Company is compelled to make with respect to the receipt of a proposal for a Takeover Proposal in order to comply with its fiduciary duties or Rules 14d-9 or 14e-2 shall not constitute the withdrawal or material weakening of such Board's recommendation so long as the Company has otherwise complied in all material respects with Section 5.2; or

       (h) by the Company if, as a result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties that the failure to terminate this Agreement and accept such Superior Proposal is a violation of such fiduciary duties and the Company has otherwise complied in all material respects with Section 5.2.

     For purposes of Sections 7.1(b), (c), (e) and (f), "Material Breach" shall mean in any material respect, disregarding any CHL Material Adverse Effect or Company Material Adverse Effect qualification in any representation or covenant herein.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or CHL as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CHL, or the Company or their respective officers or directors, except as set forth in the last sentence of Section 5.4, Section 5.9, Section 5.15, Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 7.5 Termination Fee; Expense Reimbursement.

       (a) The Company agrees that in order to compensate CHL for the direct and substantial damages suffered by CHL in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to CHL the amount of $300,000 (the "Termination Fee") if, but only if: (i) (x) CHL shall terminate this Agreement pursuant to Section 7.1(b), and (y) prior to such termination a Takeover Proposal shall have been made and not withdrawn and within 15 months of the termination of this Agreement, the Company enters into and consummates a definitive agreement with respect to such Takeover Proposal; (ii) (x) CHL or Company shall terminate this Agreement pursuant to Section 7.1(e), and (y) prior to such termination a Takeover Proposal shall have been made and not withdrawn and within 15 months of the termination of this Agreement, the Company enters into and consummates a definitive agreement with respect to such Takeover Proposal;
    (iii) CHL shall terminate this Agreement pursuant to Section 7.1(g) and within 15 months of the termination of this Agreement, the Company enters into and consummates a definitive agreement with respect to such Takeover Proposal; or (iv) the Company terminates this Agreement pursuant to
    Section 7.1(h). The Termination Fee payable under Sections 7.5(a)(i), 7.5(a)(ii) and 7.5(a)(iii) shall be paid upon the Company consummating a transaction regarding a Takeover Proposal as described in Sections 7.5(a)(i), 7.5(a)(ii) and 7.5(a)(iii), respectively. The Termination Fee payable under Sections 7.5(a)(iv) shall be paid concurrently upon notice of termination by the Company pursuant to such Section 7.5(a)(iv).

       (b) All payments under this Section 7.5 shall be made by wire transfer of immediately available funds to an account designated by the recipient of such funds.

       (c) The Company acknowledges that the agreements contained in this
    Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the CHL would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 7.5 when due, the Company shall in addition thereto pay to the CHL and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the CHL and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period. Payment of the Termination Fee described in this Section 7.5 shall constitute the sole and exclusive remedy of the CHL against the Company for any damages suffered or incurred in connection with this Agreement except for a termination due to the Company's willful breach of its obligations under this Agreement. It is specifically agreed that the amount to be paid pursuant to this Section 7.5 represents liquidated damages and not a penalty.

                                   ARTICLE 8

                              GENERAL PROVISIONS

     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to CHL, to:

          CHL Holdings, Inc.
          333 Earle Ovington Boulevard
          The Omni - Suite 700
          Uniondale, NY 11553
          Attention: Cindy H. Luby, President
          Facsimile: 516-222-1858

          with a copy to:

          Ruskin Moscou Faltischek, P.C.
          190 EAB Plaza
          East Tower, 15th Floor
          Uniondale, New York 11556
          Facsimile: (516) 663-6746
          Attention: Stuart M. Sieger, Esq.

       (b) if to the Company, to:

          Interstate National Dealer Services, Inc.
          333 Earle Ovington Boulevard
          The Omni - Suite 700
          Uniondale, NY 11553
          Attention: Chester J. Luby, President
          Facsimile: 516-222-1858

          with a copy to:

          Bryan Cave LLP
          1290 Avenue of the Americas
          New York, New York 10104-0053
          Attention: Kenneth L. Henderson, Esq.
          Facsimile: (212) 541-1357

     Section 8.3 Definitions. For purposes of this Agreement:

       (a) an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

       (b) "knowledge" means a fact, event, circumstance or occurrence actually known, or that reasonably should have been known by an executive officer of a comparable company with comparable responsibilities by virtue of such responsibilities, by any of the executive officers of the Company or CHL, as the case may be;

       (c) "Material Respect" shall mean (i) when used in connection with a representation, warranty, covenant, condition or agreement to be complied with or satisfied by the Company or CHL, as the case may be, that is qualified by materiality or by Company Material Adverse Effect or CHL Material Adverse Effect, as the case may be, any respect (taking into account such qualifications as to materiality or Company Material Adverse Effect or CHL Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant, condition or agreement to be complied with or satisfied by the Company or CHL, as the case may be, which is not so qualified by materiality or by Company Material Adverse Effect or CHL Material Adverse Effect, as the case may be, any material respect.

       (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

       (e) a "subsidiary" with respect to any person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests; and

     Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.5 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the CHL Disclosure Schedule, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.6, 5.8 and 5.15 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that CHL may assign their rights under this Agreement to a wholly-owned direct or indirect subsidiary of CHL so long as CHL remains liable for all obligations of CHL, or such wholly-owned direct or indirect subsidiary under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Eastern District of the State of New York or in any New York state court located in the County of Nassau, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Eastern District of the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

     Section 8.10 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the

Company or CHL or any officer, director, employee, member, partner, manager, agent, representative, trustee or investor of any party hereto or any affiliate thereof.


     Section 8.11 Materiality. Notwithstanding any numeric or monetary thresholds or limitations contained herein, the parties hereby specifically acknowledge and agree that no such limitations or thresholds shall be deemed to constitute an acknowledgment or indication as to the materiality of the item in question or of any other item whatsoever; provided that any such numeric or monetary limitations contained herein shall have applicability to the threshold or limitation to which they are expressly referenced.


     IN WITNESS WHEREOF, CHL and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                 INTERSTATE NATIONAL DEALER SERVICES, INC.



                                 By: /s/ Chester J. Luby
                                     ----------------------------------
                                     Chester J. Luby, Chairman and CEO



                                 CHL HOLDINGS CORP.



                                 By: /s/ Cindy H. Luby
                                     ----------------------------------
                                     Cindy H. Luby, President

                                                                        ANNEX B
[GRAPHIC OMITTED]




                                                             September 26, 2002

The Special Committee of the Board of Directors
Interstate National Dealer Services, Inc.
The Omni - Suite 700
Mitchel Field, NY 11553-9340

Attention: Donald Kirsch

Members of the Special Committee:

     We are advised that Interstate National Dealer Services, Inc. ("ISTN" or the "Company") is considering entering into an Agreement and Plan of Merger (the "Agreement") with CHL Holdings, Inc. (the "Purchaser"), pursuant to which the Purchaser will be merged with and into ISTN, with ISTN as the surviving corporation (the "Transaction"). Upon completion of the merger, each issued and outstanding share of ISTN common stock, other than the shares held by Chester
J. Luby, Joan S. Luby and Cindy H. Luby (the "Continuing Stockholders") and by stockholders who exercise their appraisal rights, will be entitled to receive $6.00 in cash, without interest and less applicable withholding taxes.

     You have requested our opinion, as investment bankers, as to the fairness to the stockholders of the Company (other than the Continuing Stockholders), from a financial point of view, of the consideration to be received by the stockholders of the Company in the Transaction.

   For purposes of rendering this opinion, we have, among other things:

   (i) reviewed the draft of the definitive Agreement and certain related documents;

   (ii) reviewed the audited consolidated financial statements of ISTN as of and for the twelve month periods ended October 31, 2001, 2000, 1999 and 1998;

   (iii) reviewed the unaudited consolidated financial statements of ISTN for the nine month period ended July 31, 2002;

   (iv)       reviewed certain publicly available information concerning ISTN;


   (v) reviewed forecast financial statements of ISTN furnished to us by the senior management of ISTN;

   (vi) reviewed and analyzed certain publicly available financial and stock market data with respect to operating statistics relating to selected public companies that we deemed relevant to our inquiry;

   (vii) reviewed the reported prices and trading activity of the publicly-traded securities of ISTN;

   (viii) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry;

   (ix) held meetings and discussions with certain officers and employees of ISTN concerning the operations, financial condition and future prospects of ISTN; and

   (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by ISTN or that is publicly available, and we have not independently verified such information. We have further relied upon the assurance of management of ISTN that they are unaware of any facts that would make such information incomplete or misleading. We also have relied upon the management of ISTN as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us, and we have assumed that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of ISTN. The Company does not publicly disclose internal management forecasts and projections of the type provided to Legg Mason in connection with Legg Mason's review of the Transaction. Such forecasts and projections were not prepared with the expectation of public disclosure. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. We have relied on the forecasts and projections and do not in any respect assume any responsibility for the accuracy or completeness thereof.

     We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of ISTN and we have not been furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We have not reviewed any of the books and records of ISTN or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company. Further, this opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. We have assumed that the Transaction will be consummated on the terms and conditions described in the Agreement reviewed by us and that the definitive Agreement will not differ materially from the draft we reviewed. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

     We have served as a financial advisor to assist the Company in locating an acquiror and will receive a customary fee upon consummation of the Transaction.


     It is understood that this letter is directed to the Company's Special Committee of the Board of Directors. The opinion expressed herein is provided for the use of the Company's Special Committee of the Board of Directors in its evaluation of the proposed Transaction and does not constitute a recommendation to either the Special Committee as to how to act with respect to the Transaction or to any stockholder of the Company either of the Transaction or as to how such stockholder should vote on or otherwise respond to the Transaction. In addition, this letter does not constitute a recommendation of the Transaction over any other alternative transaction which may be available to the Company and does not address the underlying business decision of the Special Committee of the Board of Directors of the Company to proceed with or effect the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated; provided that this opinion may be included in its entirety in any filing made by the Company or the Purchaser with the Securities and Exchange Commission with respect to the Transaction.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the stockholders of ISTN (other than the Continuing Stockholders) in the Transaction is fair to such stockholders from a financial point of view.

                                  Very truly yours,

                                  LEGG MASON WOOD WALKER, INCORPORATED

                                                                        ANNEX C

                              SECTION 262 OF THE
                       DELAWARE GENERAL CORPORATIONS LAW

SS.  262. Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to SS. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SS. 251 (other than a merger effected pursuant to SS. 251(g) of this title), SS. 252, SS. 254, SS. 257, SS. 258, SS. 263 or SS. 264 of
this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of SS. 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SS. SS. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under SS. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to SS. 228 or SS. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX D


                              COMPANY PROJECTIONS

     Interstate does not, as a matter of course, make public projections as to future revenues, earnings or other results. However, in connection with the possible merger, Interstate's management prepared and provided to Legg Mason the projections set forth below.

     The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither Interstate's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with, them. The inclusion of these projections in this proxy statement should not be regarded as a representation by Interstate, its board of directors, the special committee, or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond Interstate's control. As a result, there can be no assurance that any of these projections will be realized.

     The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including Interstate's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Interstate's control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Interstate's results to differ materially from those expressed or implied by the forward-looking statements. These factors include Interstate's competitive environment, general economic and other market conditions in which it operates and matters affecting business generally, all of which are difficult to predict and many of which are beyond Interstate's control. Accordingly, there can be no assurance that any of the projections are indicative of Interstate's future performance or that actual results will not differ materially from those in the projections set forth below. See "Forward-Looking Information" elsewhere in this proxy statement.

PRO FORMA BALANCE SHEET
($ IN THOUSANDS)


                                                 AS OF JULY 31,          TRANSACTION
                                                      2002               ADJUSTMENTS
                                                ---------------- ----------------------------
ASSETS ........................................
Current assets:
 Cash and cash equivalents ....................   $  16,832.8    a,b,c,d,e,f     ($ 6,621.7)
 United States Treasury Bills, at cost ........      10,819.1
 Accounts receivable, net .....................       6,904.2
 Prepaid expenses .............................       1,117.2
                                                  -----------                    -----------
  Total current assets ........................      35,673.4                     ( 6,621.7)

Investments ...................................      32,216.0
Restricted cash ...............................      15,694.0
Furniture, fixtures and equipment, net ........         868.7
Deferred income taxes .........................       4,656.3
Other assets ..................................       1,719.4
                                                  -----------                    -----------
  Total assets ................................   $  90,827.8                   ($  6,621.7)
                                                  ===========                    ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable .............................   $   3,501.8
 Accrued expenses .............................         744.8
 Accrued commissions ..........................       1,098.9
 Reserve for claims ...........................       2,522.5
 Other liabilities ............................         624.5
                                                  -----------                    -----------
  Total current liabilities ...................       8,492.4                             --
Bank loan .....................................            --    a                 13,000.0
Deferred contract revenue .....................      58,937.0
Contingency payable ...........................       2,949.8
                                                  -----------                    -----------
  Total liabilities ...........................      70,379.1                      13,000.0

Stockholders' equity:
 New common stock .............................            --    e                      0.1
 Common stock .................................          47.0    d                    (47.0)
 Additional paid-in capital ...................      11,228.6    d                (11,228.6)
 Retained earnings ............................      12,944.1    b,c,d,f          (12,318.6)
 Accumulated other comprehensive loss .........         201.4
 Treasury stock, at cost ......................     ( 3,972.4)   d                  3,972.4
                                                  -----------                    ----------
  Total stockholders' equity ..................      20,448.7                     (19,621.7)
                                                  -----------                    ----------
  Total liabilities and stockholders' equity      $  90,827.8                   ($  6,621.7)
                                                  ===========                    ==========



                                                     PRO FORMA
                                                 AS OF OCTOBER 31,
                                                       2002                        NOTES:
                                                ------------------ -------------------------------------
ASSETS ........................................                    (a) bank loan                          $  13,000.0
Current assets:                                                    (b) retirement of options                  1,277.7
 Cash and cash equivalents ....................    $  10,211.2     (c) transaction costs                      1,000.0
 United States Treasury Bills, at cost ........       10,819.1     (d) retirement of equity                  17,844.1
 Accounts receivable, net .....................        6,904.2     (e) new common stock                           0.1
 Prepaid expenses .............................        1,117.2     (f) income for 4th quarter 2002 (1)          500.0
                                                   -----------
  Total current assets ........................       29,051.7

Investments ...................................       32,216.0
Restricted cash ...............................       15,694.0
Furniture, fixtures and equipment, net ........          868.7
Deferred income taxes .........................        4,656.3
Other assets ..................................        1,719.4
                                                   -----------
  Total assets ................................    $  84,206.1
                                                   ===========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable .............................    $   3,501.8
 Accrued expenses .............................          744.8
 Accrued commissions ..........................        1,098.9
 Reserve for claims ...........................        2,522.5
 Other liabilities ............................          624.5
                                                   -----------
  Total current liabilities ...................        8,492.4
Bank loan .....................................       13,000.0
Deferred contract revenue .....................       58,937.0
Contingency payable ...........................        2,949.8
                                                   -----------
  Total liabilities ...........................       83,379.1

Stockholders' equity:
 New common stock .............................            0.1
 Common stock .................................             --
 Additional paid-in capital ...................             --
 Retained earnings ............................          625.5
 Accumulated other comprehensive loss .........          201.4
 Treasury stock, at cost ......................             --
                                                   -----------
  Total stockholders' equity ..................          827.0
                                                   -----------
  Total liabilities and stockholders' equity       $  84,206.1
                                                   ===========

--------
(1) Based upon estimates prepared in September 2002. Actual results may differ from estimated results.

This Pro Forma Balance Sheet does not reflect any adjustments to account for purchase price paid in excess of net book value in connection with the merger.

                                FOR THE FISCAL YEARS ENDING OCTOBER 31,
--------------------------------------------------------------------------------------------------------
                                                            2002(1)                      2003
                                                   -------------------------- --------------------------
Revenues .........................................  $ 60,000.0        100.0%   $ 63,600.0        100.0%
   % growth ......................................         0.2%                       6.0%
Costs and expenses:
 Costs of services provided ......................    34,576.5         57.6      36,320.9         57.1
 Selling, general and administrative expenses ....    25,395.0         42.3      26,725.1         42.0
                                                    -----------       -----    -----------       -----
   Total costs and expenses ......................    59,971.5        100.0      63,046.0         99.1
                                                    -----------       -----    -----------       -----
Operating income .................................        28.5          0.0         554.0          0.9
 Investment income ...............................     2,300.0          3.8       2,438.0          3.8
                                                    -----------       -----    -----------       -----
Pretax income ....................................     2,328.5          3.9       2,992.0          4.7
 Provision for income taxes ......................       698.6          1.2       1,196.8          1.9
                                                    -----------       -----    -----------       -----
Net income .......................................  $  1,630.0          2.7%   $  1,795.2          2.8%
                                                    ===========       =====    ===========       =====



                                          FOR THE FISCAL YEARS ENDING OCTOBER 31,
-----------------------------------------------------------------------------------------------------------------------
                                                              2004                       2005                 2006
                                                   -------------------------- -------------------------- --------------
Revenues .........................................  $ 67,416.0        100.0%   $ 71,461.0        100.0%   $ 75,748.6
   % growth ......................................         6.0%                       6.0%                       6.0%
Costs and expenses:
 Costs of services provided ......................    38,150.2         56.6      40,068.2         56.1      42,079.0
 Selling, general and administrative expenses ....    28,125.1         41.7      29,598.6         41.4      31,149.4
                                                    -----------       -----    -----------       -----    -----------
   Total costs and expenses ......................    66,275.3         98.3      69,666.8         97.5      73,228.4
                                                    -----------       -----    -----------       -----    -----------
Operating income .................................     1,140.7          1.7       1,794.2          2.5       2,520.2
 Investment income ...............................     2,584.3          3.8       2,739.3          3.8       2,903.7
                                                    -----------       -----    -----------       -----    -----------
Pretax income ....................................     3,725.0          5.5       4,533.5          6.3       5,424.0
 Provision for income taxes ......................     1,490.0          2.2       1,813.4          2.5       2,169.6
                                                    -----------       -----    -----------       -----    -----------
Net income .......................................  $  2,235.0          3.3%   $  2,720.1          3.8%   $  3,254.4
                                                    ===========       =====    ===========       =====    ===========



                                FOR THE FISCAL YEARS ENDING OCTOBER 31,
----------------------------------------------------------------------------------------
                                                      2006              2007
                                                   ----------- -------------------------
Revenues .........................................     100.0%   $ 80,293.5        100.0%
   % growth ......................................                     6.0%
Costs and expenses:
 Costs of services provided ......................      55.6      44,186.9         55.0
 Selling, general and administrative expenses           41.1      32,781.4         40.8
                                                       -----    -----------       -----
   Total costs and expenses ......................      96.7      76,968.3         95.9
                                                       -----    -----------       -----
Operating income .................................       3.3       3,325.2          4.1
 Investment income ...............................       3.8       3,078.0          3.8
                                                       -----    -----------       -----
Pretax income ....................................       7.2       6,403.3          8.0
 Provision for income taxes ......................       2.9       2,561.3          3.2
                                                       -----    -----------       -----
Net income .......................................       4.3%   $  3,842.0          4.8%
                                                       =====    ===========       =====

--------
(1) Based upon estimates prepared in September 2002. Actual results may differ from estimated results.

The foregoing projections with respect to the Company's results of operations for the periods indicated assume the following:

   o Compound annual revenue growth of 6%;

   o Annual increase in the profit margin of 0.5%; and

   o Annual decrease of 0.3% in operating expenses as a percentage of revenues.

   o Does not account for interest expenses payable in connection with the loan by JP Morgan Chase

                   INTERSTATE NATIONAL DEALER SERVICES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Zvi D. Sprung and Patricia Sterling as Proxies, each with the power to appoint his/her substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of common stock of Interstate National Dealer Services, Inc. held of record by the undersigned on November 27, 2002, at the special meeting of stockholders to be held on January 8, 2003, or at any adjournment or postponement thereof.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL SET FORTH UNDER 1.

1. APPROVAL OF THE MERGER AGREEMENT DATED SEPTEMBER 26, 2002 BY AND BETWEEN INTERSTATE NATIONAL DEALER SERVICES, INC. AND CHL HOLDINGS CORP. AND
    THE MERGER CONTEMPLATED THEREUNDER.

            [ ]  FOR  [ ]  AGAINST   [ ]  ABSTAIN

2. TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


The shares represented by this proxy will be voted as directed by the stockholder. If no such direction is given, such shares will be voted "FOR" Proposal 1.

 (Please date and sign on reverse side and return promptly in enclosed envelope)

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" PROPOSAL 1.


The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement.


Please sign, date and return this proxy promptly, using the enclosed envelope.


                                             Date: --------------------- , ----



                                             Signature: -----------------------



                                             Signature
                                             if held
                                             jointly: -------------------------



                                             Please sign exactly as name
                                             appears. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney,
                                             executor, administrator, guardian
                                             or trustee, please give full title
                                             as such. If a corporation, please
                                             sign in full corporate name by
                                             President or other authorized
                                             officer. If a partnership, please
                                             sign partnership name by
                                             authorized person.


                                             [ ] MARK HERE IF YOU PLAN TO
                                             ATTEND THE MEETING.